UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No. 1)

Filed by the Registrant☑

Filed by a Party other than the Registrant☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SYNERGX SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Synergx Systems Inc. (the “Common Stock”).

2) Aggregate number of securities to which transaction applies:

5,210,950 shares of Common Stock issued and outstanding as of March 31, 2010; and

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction is determined based upon the product of 5,210,950 shares of Common Stock and the Merger Consideration of $0.70 per share equal to $3,647,665. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0000713 by the proposed maximum aggregate value of the transaction.

4) The proposed maximum aggregate value of transaction: $3,647,665

5) Total fee paid: $260.08

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

PRELIMINARY COPIES-SUBJECT TO COMPLETION, DATED MAY [*], 2010

SYNERGX SYSTEMS INC.
209 Lafayette Drive
Syosset, NY 11791
[•], 2010

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Synergx Systems Inc. (“Synergx”) to be held on [•], 2010, at 10:00 a.m., New York time. The special meeting will take place at [•]. Notice of the special meeting and the related proxy statement is enclosed. We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Synergx entered into a Merger Agreement (as amended, the “Merger Agreement”), dated January 22, 2010, among Synergx, Firecom, Inc. (“Firecom”), and FCI Merger Corp., a newly-formed wholly-owned subsidiary of Firecom (the “Merger Sub”), as amended on March 19, 2009 by Amendment No. 1 to the Merger Agreement (the “Amendment”).  The Merger Agreement, as amended, provides for Firecom to acquire Synergx through a merger of Merger Sub with and into Synergx (the “Merger”), with Synergx to be the surviving corporation and a wholly-owned subsidiary of Firecom.  Pursuant to the Merger Agreement at the effective time of the Merger, each issued and outstanding share of common stock of Synergx (other than any shares owned by Firecom or Merger Sub, by Synergx as treasury stock, or by any stockholders who are entitled to, and who properly exercise, appraisal rights under Delaware law) will be cancelled and will be converted automatically into the right to receive $0.70 in cash, without interest and less any applicable withholding taxes.  The receipt of cash in exchange for shares of Synergx common stock in the Merger will constitute a taxable transaction for U.S. federal income tax purposes.  A copy of the Merger Agreement and Amendment is included as Annex A to the attached Proxy Statement.  At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement.

A special committee of Synergx’s board of directors, consisting of the Company’s two non-employee independent disinterested directors, has unanimously determined that the Merger Agreement is substantively and procedurally fair to, and in the best interests of, the unaffiliated stockholders of Synergx, and recommended to the board of directors of Synergx that it approve and adopt the Merger Agreement and the transactions contemplated thereby.  Synergx’s disinterested members of its board of directors, after considering various factors including the recommendation of the special committee, and the fairness opinion of an investment banking firm, determined that the Merger Agreement is advisable and substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of Synergx and the disinterested directors unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby, directed that the Merger Agreement be submitted to Synergx’s stockholders for their adoption and resolved to recommend that Synergx’s stockholders adopt the Merger Agreement. Synergx’s disinterested directors unanimously recommend that you vote “FOR” the proposal to adopt the Merger Agreement.

The completion of the Merger is subject to various conditions set forth in the Merger Agreement, including adoption of the Merger Agreement and the Merger by vote of holders of a majority of the outstanding shares of common stock at a special meeting. The Synergx stockholders will have statutory appraisal rights in accordance with the Delaware General Corporation Law.  One closing condition, among others, is that holders of not more than an aggregate of 10% of Synergx’s outstanding shares of common stock have sought such appraisal rights. The transaction is not subject to a financing condition.  As of the Effective Date, the directors of Synergx will resign and be replaced by designees of Firecom.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy by mail in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.Your vote is very important regardless of the number of shares of common stock that you own. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

Thank you for your cooperation and continued support.
Very truly yours,
[•]
John A. Poserina, Chief Financial Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The attached proxy statement is dated [•], 2010 and is first being mailed to stockholders on or about [•], 2010.

SYNERGX SYSTEMS INC.

209 Lafayette Drive

Syosset, NY 11791

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [•], 2010

To the Stockholders of Synergx Systems Inc.:

A special meeting of the stockholders of Synergx Systems Inc., a Delaware corporation (“Synergx,” “we” or “us”), will be held on [•], 2010, at [•], at 10:00 a.m., New York time, for the following purposes:

1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2010 (“Original Merger Agreement”), by and among Synergx, Firecom, Inc., a New York corporation (“Firecom”), and FCI Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Firecom (“Merger Sub”), as amended by Amendment No. 1 to the Merger Agreement, dated March 19, 2010 (the “Amendment” and together with the Original Merger Agreement, the “Merger Agreement”), and as it may be amended from time to time, pursuant to which Merger Sub will merge with and into Synergx, with Synergx surviving as a wholly-owned subsidiary of Firecom (the “Merger”).

2.
To consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement.

3.	To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

A copy of the Original Merger Agreement and the Amendment are attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, as amended, Merger Sub will merge with and into Synergx, which we refer to as the “Merger,” and each share of Synergx common stock, par value $0.001 per share, or the “Common Stock,” issued and outstanding immediately prior to the effective time of the Merger, other than shares held by Synergx in treasury, shares held by Firecom or Merger Sub and shares of stockholders who have properly exercised appraisal rights under Delaware law, will be converted into the right to receive $0.70 in cash, without interest and less any applicable withholding taxes.

Only holders of Common Stock of record as of the close of business on [•], 2010 are entitled to notice of and to vote at the special meeting and or any adjournment or postponement thereof. As of the record date, there were 5,210,950 shares of Synergx Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the special meeting. Firecom owns 2,068,012 shares of Synergx Common Stock equal to approximately 40% of Synergx’s outstanding Common Stock.

Under Delaware law, our stockholders are entitled to seek appraisal of the fair value of their shares in connection with the Merger. The requirements and procedures for, and rules applicable to, the exercise of appraisal rights are described in the section entitled “Appraisal Rights” beginning on page 47 of the accompanying proxy statement.

Your vote is important. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the special meeting. Therefore, your failure to vote in person at the special meeting or to submit a signed proxy card or to submit your proxy by phone will have the same effect as a vote by you “AGAINST” the adoption of the Merger Agreement. Any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies must be adopted by the affirmative vote of holders of a majority of the shares of our Common Stock present in person or by proxy and voting at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Even if you plan to attend the special meeting in person, we recommend that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone prior to the special meeting to ensure that your shares will be represented at the special meeting if you become unable to attend. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. If you hold your shares through a bank, broker or other custodian, you should follow the instructions for voting provided by your bank, broker or other custodian and, if you intend to vote your shares in person at the special meeting, you must first obtain a legal proxy from such custodian. Your prompt attention is greatly appreciated.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed Merger and other important information related to the Merger.

By Order of the Board of Directors

[•]
John A. Poserina, Chief Financial Officer
Syosset, New York

[•], 2010

SUMMARY

The following summary highlights only selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read this proxy statement carefully in its entirety, including the annexes and the other documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” on page 51 of this proxy statement.

Purpose of the Stockholders Vote

You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Original Merger Agreement”, and, as amended, the “Merger Agreement”), dated as of January 22, 2010, by and among Synergx Systems Inc. (“Synergx”, the “Company” or “we,” “us,” “our” and similar terms), Firecom, Inc. (“Firecom”) and FCI Merger Corp. ( “Merger Sub”) and the Merger contemplated thereby, as amended by Amendment No. 1 to the Merger Agreement, dated March 19, 2010.  All references to the Merger Agreement will be to the terms of the Merger Agreement as amended by the Amendment.  See “The Special Meeting” beginning on page 36 and “The Merger Agreement” beginning on page 39 of this proxy statement.

The Parties to the Merger (See page 35)

Synergx Systems Inc.

Synergx Systems Inc. is a Delaware corporation organized in October 1988 to acquire controlling interests in companies engaged in the design, manufacture, distribution, sale and servicing of fire, life safety, security, energy management, intercom, audio-video communication and other systems. Reference to Synergx or the Company include operations of each of its subsidiaries except where the context otherwise requires.  Synergx's business is conducted through subsidiaries in the New York City metropolitan area. Synergx conducts its business in New York principally through Casey Systems Inc., its wholly owned subsidiary located in New York City and Long Island, New York.

Firecom, Inc. and FCI Merger Corp.

Firecom, Inc. is a New York corporation which, through its subsidiaries, designs, manufactures, distributes and maintains safety and security systems for high rise office buildings, hotels, apartment buildings and other large commercial buildings. FCI Merger Corp. is a newly-formed Delaware corporation and a wholly-owned subsidiary of Firecom. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby and has not carried on any business or activities to date, except activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the transactions contemplated thereby.  Firecom owns 2,068,012 shares of Synergx Common Stock equal to approximately 40% of Synergx’s outstanding Common Stock.  Firecom and FCI Merger Corp. are private companies.

The Merger Agreement and Merger Consideration  (See page 39)

Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into Synergx with Synergx continuing as the surviving corporation and becoming a wholly-owned subsidiary of Firecom. We sometimes use the term “surviving corporation” in this proxy statement to refer to Synergx as the surviving corporation following the Merger. In the Merger, each share of Synergx Common Stock, par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (other than shares held by us in treasury, shares held by Firecom or Merger Sub and shares of stockholders who have properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”)), will be cancelled and converted into the right to receive $0.70 in cash, which we refer to as the “Merger Consideration,” without interest and less any applicable withholding taxes. As a result of the Merger, Synergx will become a private company, controlled by Firecom, and our Common Stock will no longer be publicly traded.

We are working toward completing the Merger as quickly as possible, but in no event more than three business days after all the conditions to completion of the Merger contained in the Merger Agreement (described in the section entitled “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 44 of this proxy statement) are satisfied or waived. The completion of the Merger is subject to various conditions set forth in the Merger Agreement, including fulfillment of the customary closing conditions, adoption of the Merger Agreement and the Merger by vote of holders of a majority of the outstanding shares of Common Stock at a special meeting to be called after the Company files with and obtains clearance from the SEC staff of the requisite proxy material and completion of the Merger by June 30, 2010.  However, we cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed.

Important Considerations

Recommendation of the Special Committee of Synergx’s Board of Directors (See page 15)

A special committee of our Board (the “Special Committee”) was established on October 1, 2009 by a resolution of the Board, to consider, examine, explore, review, analyze and negotiate the terms and conditions of a “going private transaction”. The Special Committee consists of the Company’s two non-employee independent disinterested directors, Harris Epstein and Ronald Fetzer. The Special Committee has unanimously:

•
approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders;

•	resolved to recommend that holders of Synergx Common Stock adopt the Merger Agreement; and

•	recommended that the Board approve and adopt the Merger Agreement, and the transactions contemplated thereby, and recommend that the holders of Synergx Common Stock adopt the Merger Agreement.

Opinion of Ladenburg Thalmann & Co. Inc. to the Special Committee (See page 21)

On January 22, 2010, Ladenburg Thalmann & Co. Inc. (“Ladenburg Thalmann”) rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of its written opinion dated the same date), as to the fairness, from a financial point of view, of the original merger consideration of  $0.60 in cash per share to be received by the unaffiliated holders of our Common Stock (other than Firecom or Merger Sub) in the Merger, as of January 22, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Ladenburg Thalmann in preparing its opinion.

Ladenburg Thalmann’s opinion was directed to the Special Committee and only addressed the fairness, from a financial point of view, of the original Merger Consideration of $0.60 in cash per share to be received by the unaffiliated holders of our Common Stock (other than Firecom or Merger Sub) in the Merger and does not address any other aspect or implication of the Merger. The summary of Ladenburg Thalmann’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Ladenburg Thalmann in preparing its opinion. We encourage our stockholders to carefully read the full text of Ladenburg Thalmann’s written opinion. However, neither Ladenburg Thalmann’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the Special Committee, our Board of Directors or any stockholder as to how to act or vote with respect to the Merger or related matters. A more detailed description of the opinion of Ladenburg Thalmann is set forth in the section entitled “Special Factors: Background of the Merger – Opinion of Ladenburg Thalmann & Co. Inc. to the Special Committee” beginning on page 21 of this proxy statement.

Recommendation of Synergx’s Board of Directors (See page 18)

The disinterested directors on our Board have unanimously, and a majority of our directors who are not employees of the Company have:

•
approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders;

•	adopted the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement;

•	directed that the Merger Agreement be submitted to the holders of Synergx Common Stock for their adoption at a special meeting; and

•
recommended that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement.

We have five directors on our Board, including three directors, Harris Epstein, Ronald Fetzer and Peter Barotz, who are not employees of the Company . Two of our directors, Paul Mendez and Peter Barotz, are affiliated with Firecom and did not vote on the Merger Agreement or any of the above items.

Financing (See page 28)

As part of the Merger Agreement, Firecom and Merger Sub represented and warranted to Synergx that Firecom and Merger Sub have all of the funds necessary ($2,200,057) to consummate the Merger on the terms and conditions in the Merger Agreement.

Interests of Our Directors and Executive Officers in the Merger (See page 28)

In considering the recommendation of our Board that you adopt the Merger Agreement, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder, including the following:

•
the Merger Agreement also provides for post-Merger indemnification arrangements for each of Synergx’s current and former directors and officers, as well as continuation of directors and officers insurance coverage for their services to Synergx;

•
two directors of Synergx, Paul Mendez and Peter Barotz, are affiliated with Firecom, which beneficially owns approximately 40% of Synergx’s outstanding Common Stock which shall vote all of its shares of Common Stock in favor of the proposal to adopt the Merger Agreement, and would vote against any other acquisition proposal;

•	the Chief Executive Officer of Synergx, Paul Mendez, is the Chief Executive Officer of Firecom; and

•	our Chief Financial Officer shall receive payments and benefits under his employment arrangement if his employment is terminated at any time without cause.

Solicitation of Other Offers (See page 42)

Under the Original Merger Agreement, during the period from the date of the Merger Agreement though February 8, 2010 (the “Solicitation Period”), the Company, and its officers, directors, employees and representatives, were permitted to solicit third parties to make a Superior Proposal (as defined in the Merger Agreement) to acquire the Company.  Any third party solicited during the Solicitation Period or who contacted the Company during such Period, and who the Special Committee believed in good faith to have the financial capability to effect a Takeover Proposal, and who executed an Acceptable Confidentiality Agreement by February 16, 2010 was deemed a “Solicited Party.”  After the termination of the Solicitation Period and until the earlier of the effectiveness of the Merger or the termination of the Merger Agreement, the Company had the right to negotiate and consider a Superior Proposal from a Solicited Party or from a person who contacted the Company on an unsolicited basis after the termination of the Solicitation Period (an “Unsolicited Party”).  In the event the Merger Agreement is terminated by reason of the Company’s consideration of a Superior Proposal, the Company would not have to pay any termination fee to Firecom with respect to a Superior Proposal submitted by a Solicited Party, but would have to pay a fee in the amount of $200,000 with respect to a Superior Proposal submitted by an Unsolicited Party.  In either event, upon termination of the Merger Agreement, the Company would have to reimburse Firecom’s expenses, not to exceed $100,000 as described in the section entitled “The Merger Agreement – Effects of Terminating the Merger Agreement” beginning on page 46 of this proxy statement.

Pursuant to the Merger Agreement, Ladenburg Thalmann performed a “market check” on behalf of, and at the request of, the Special Committee.  As a result of those activities and the receipt of third party offers, the Special Committee and Firecom negotiated an increase to the original $0.60 per share merger consideration to the $0.70 per share Merger Consideration.

Pursuant to the Amendment, and in consideration of Firecom agreeing to increase the Merger Consideration to $.70 per share, any party which may have been considered a “Solicited Party” during the “Solicitation Period” was no longer considered to have such status for all purposes of the Merger Agreement.  Further, as required by the Amendment, Firecom has placed $500,000 into an escrow account to be held until the first to occur of: (i) the closing of the Merger at which time the escrow funds shall be applied to the consideration to be paid to the Company’s stockholders, (ii) the termination of the Merger Agreement other than by reason of the failure to obtain the Company’s stockholders’ approval at the meeting at which time the escrow funds shall be returned to Firecom, subject to any right of the Company to be reimbursed for expenses, and (iii) the termination of the Merger Agreement by reason of the failure to obtain the Company’s stockholders’ approval at the meeting at which time the escrow funds shall be delivered to the Company.  In addition, upon a third party Takeover Proposal being determined as a Superior Proposal, such third party must deposit $100,000 with the Company, by reason of costs incurred and to be incurred by it, and upon entering into an acquisition agreement with the Company the third party must deposit $400,000 pursuant to an escrow agreement similar to the one that the Company had with Firecom.

Conditions to the Completion of the Merger (See page 44)

Conditions to Each Party’s Obligation to Effect the Merger. Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•
adoption of the Merger Agreement by Synergx’s stockholders at the special meeting to be called after the Company files with and obtains clearance from the SEC staff of the requisite proxy material; and

•
the absence of any law, statute, rule, regulation, order, decree, ruling, judgment or injunction of any governmental entity which has the effect of making the Merger illegal or prohibiting or preventing the consummation of the Merger.

Conditions to Synergx’s Obligation to Effect the Merger. The obligation of Synergx to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•
Firecom and Merger Sub must have performed in all material respects their respective obligations under the Merger Agreement required to be performed by them at or prior to the effective time of the Merger and received all necessary consents, if any;

•
the representations and warranties of Firecom and Merger Sub contained in the Merger Agreement must be true and correct in all respects as of January 22, 2010 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such date); and

•
Synergx shall have received confirmation from its insurance agent or carrier that for six years from the date of the Merger, a directors and officers insurance policy shall be in place with at least the same coverage and containing terms and conditions comparable to the current policies.

Conditions to Firecom’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Firecom and Merger Sub to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	holders of not more than an aggregate of 10% of Synergx’s outstanding shares of Common Stock have sought appraisal rights under the Delaware General Corporation Law;

•
Synergx must have performed in all material respects its obligations under the Merger Agreement required to be performed at or prior to the effective time of the Merger and received all necessary consents, if any;

•	Ladenburg Thalmann shall not have withdrawn or amended its Fairness Opinion that the Merger Consideration is fair, from a financial point of view to Synergx’s stockholders;

•	the directors of the Company shall have resigned as directors of the Company; and

•
there must not have occurred and be continuing a company material adverse effect (as described under the section entitled “The Merger Agreement – Representations and Warranties” beginning on page 40 of this proxy statement).

Termination of the Merger Agreement (See page 45)

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, whether prior to or after the adoption of the Merger Agreement by Synergx’s stockholders:

•	by mutual written consent of Firecom and Synergx; or

•	by either Firecom or Synergx, if:

•
the Merger has not been consummated on or before June 30, 2010, provided that neither party may not terminate the Merger Agreement if the Merger has not have been consummated by June 30, 2010 principally due to its breach of any representation, covenant or warranty or failure to perform any obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•
any governmental entity has enacted, issued, promulgated or deemed applicable any law, statute, rule, regulation, decree, ruling, judgment, injunction or order that has the effect of prohibiting, preventing or making illegal the transactions contemplated by the Merger Agreement, and the same has become final and non-appealable, provided that the right to terminate the Merger Agreement for this reason is not available to a party whose action or failure to fulfill any obligation under the Merger Agreement has resulted in such imposition; or

•	the stockholder meeting shall have concluded (including any adjournments or postponements thereof) and the stockholder adoption of the Merger Agreement has not been obtained.

Firecom also may terminate the Merger Agreement if:

•
Synergx has breached in any material respect its covenants and agreements contained in the Merger Agreement, or any of Synergx’s representations and warranties contained in the Merger Agreement was inaccurate as of January 22, 2010 or is not capable of being accurately made as of the effective time of the Merger so as to reasonably be expected to result in the failure of the closing condition relating to the accuracy of such representations and warranties to be satisfied, provided, however, that if such breach or inaccuracy, as the case may be, is curable by Synergx through the exercise of commercially reasonable efforts, Firecom may not terminate the Merger Agreement until the expiration of a 10-day period after Firecom gives written notice to Synergx (during which such breach or inaccuracy shall not have been cured); or

•	in the event that (i) the Special Committee or Synergx’s Board shall change their recommendation or (ii) Synergx fails to comply with any limitations on solicitation of other offers.

Synergx may also terminate the Merger Agreement if:

•
Synergx enters into an agreement with respect to a Superior Proposal (as described in the section entitled “The Merger Agreement –Special Meeting of Synergx’s Stockholders; Recommendation of the Board; Agreement With Respect to a Superior Proposal” beginning at page 43 of this proxy statement);

•
Synergx’s Board withdraws, modifies or qualifies its recommendation for its stockholders to adopt the Merger Agreement in a manner adverse to Firecom (as described in the section entitled “The Merger Agreement –Special Meeting of Synergx’s Stockholders; Recommendation of the Board; Agreement with Respect to a Superior Proposal” beginning at page 43 of this proxy statement); or

•
Firecom or Merger Sub has breached in any material respect its covenants and agreements contained in the Merger Agreement, or any of Firecom’s or Merger Sub’s representations and warranties contained in the Merger Agreement was inaccurate as of January 22, 2010 or is not capable of being accurately made as of the effective time of the Merger so as to reasonably be expected to result in the failure of the closing condition relating to the accuracy of such representations and warranties to be satisfied, provided, however, that if such breach or inaccuracy, as the case may be, is curable by Firecom or Merger Sub through the exercise of commercially reasonable efforts, Synergx may not terminate the Merger Agreement until the expiration of a 10-day period after Synergx gives written notice to Firecom (during which such breach or inaccuracy shall not have been cured), or until Firecom or Merger Sub ceases to exercise commercially reasonable efforts to cure such breach, whichever is earlier.

Fee and Expenses (See page 46)

In the event the Merger Agreement is terminated by reason of the Company’s consideration of a Superior Proposal, the Company would have to reimburse Firecom’s expenses, not to exceed $100,000. The Company has also agreed to pay Firecom an additional termination fee equal to $200,000 if the Merger Agreement is terminated by reason of the Company’s consideration of a Superior Proposal.

Firecom has agreed to reimburse our expenses, but not to exceed $250,000, if we terminate the Merger Agreement as a result of Firecom and/or Merger Sub having materially breached any of its covenants or agreements contained in the Merger Agreement (including Firecom’s or Merger Sub’s failure to effect the Merger).

Amendment No. 1 to Original Merger Agreement (See Annex 2-A)

On March 19, 2010, the Company, Firecom and Merger Sub entered into the Amendment. The Amendment changed the Original Merger Agreement in the following material respects:

1.           the Merger Consideration was increased from $0.60 to $0.70 in cash, without interest for each share of the Company’s Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Firecom and the Merger Sub, shares held in treasury by the Company and shares held by stockholders of the Company who have properly exercised their appraisal rights under Delaware law);

2.           the Company shall use its best efforts to extend its Forbearance Agreement with TD Bank, N.A. (the “Forbearance Agreement”) from April 30, 2010 to June 30, 2010;

3.           the latest completion date for the Merger was extended to June 30, 2010 and either Firecom or the Company has the right to terminate the Merger Agreement if the Merger is not consummated by such date;

4.           Firecom is to place $500,000 into an escrow account pursuant to an Escrow Agreement to be held until the first to occur of: (i) the closing of the Merger at which time the escrow funds shall be applied to the Merger Consideration to be paid to the Company’s stockholders, (ii) the termination of the Merger Agreement other than by reason of the failure to obtain the Company’s stockholder’s approval at a meeting at which time the escrow funds shall be returned to Firecom, subject to any right of the Company to be reimbursed for expenses, and (iii) the termination of the Merger Agreement by reason of the failure to obtain the Company’s stockholder’s approval at a meeting at which time the escrow funds shall be delivered to the Company.  In addition, upon a third party Takeover Proposal being determined as a Superior Proposal, such third party must deposit $100,000 with the Company, by reason of costs incurred and to be incurred by it, and upon entering into an acquisition agreement with the Company the third party must deposit $400,000 pursuant to an escrow agreement similar to the one that the Company had with Firecom; and

5.           any party which may have been considered a “Solicited Party” during the “Solicitation Period” shall no longer be considered to have such status for all purposes of the Merger Agreement.

Limited Remedies (See page 46)

The maximum aggregate liability of Firecom and Merger Sub for any loss or damage suffered in connection with the Merger Agreement or the transactions contemplated thereby (including Firecom’s or Merger Sub’s failure to effect the Merger) is limited to the amount of the expense reimbursement, and we are not entitled to seek any other damages or recovery of any kind against Firecom, Merger Sub, or any of their respective affiliates in connection with the Merger Agreement or the transactions contemplated thereby.

Appraisal Rights (See page 47)

Under Section 262 of the DGCL, Synergx’s stockholders are entitled to appraisal rights in connection with the Merger. If the Merger is consummated, dissenting stockholders who follow the procedures described in Section 262 within the appropriate time periods will be entitled to have their shares of stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. These rights are known as appraisal rights. If a stockholder wishes to exercise appraisal rights in connection with the Merger, the stockholder must not vote in favor of adoption of the Merger Agreement, must continuously be the holder of record of such shares through the effective time of the Merger and must meet the conditions described in the section entitled “Appraisal Rights” beginning at page 47 of this proxy statement. The rules and procedures relating to appraisal rights are also described in such section.

Material U.S. Federal Income Tax Consequences (See page 31)

The conversion of shares of our Common Stock into the right to receive $0.70 per share cash Merger Consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

Deregistration Synergx Common Stock (See page 28)

If the Merger is completed, shares of our Common Stock will no longer be listed and publicly traded and will be deregistered under the Exchange Act.

Market Price of Synergx Common Stock (See page 50)

Shares of Synergx Common Stock are traded on the National Quotation Service Bureau (commonly known as the “Pink Sheets”) under the ticker symbol “SYNX.PK.”  The closing price of our shares on December 31, 2009 was $0.22.  The closing price of our shares of Common Stock on the Pink Sheets on January 13, 2010, the last trading day prior to our public announcement of the Merger Agreement on January 14, 2010, was $0.36 per share. On March 19, 2010, the date of the Amendment, the closing price of our shares of  Common Stock on the Pink Sheets was $0.54 per share.  On [•], 2010, the last trading day prior to the date of this proxy statement, the closing price of our shares of Common Stock on the Pink Sheets was $[•] per share. The Company has not paid any cash dividends on its Common Stock. You are encouraged to obtain current market quotations for shares of Common Stock.

The Special Meeting

Date, Time and Place

The special meeting of our stockholders will be held on [•], 2010 at [•] at 10:00 a.m., New York time.

Record Date, Notice and Quorum

Holders of Synergx Common Stock at the close of business on [•], 2010, the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. As of the record date, there were 5,210,950 shares of Common Stock outstanding. Each share of outstanding Common Stock is entitled to one vote on each matter properly brought before the special meeting. A majority of the issued and outstanding shares of Common Stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

The Proposals

At the special meeting, you will be asked to vote upon proposals to (1) adopt the Merger Agreement, (2) approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the special meeting to adopt the Merger Agreement and (3) consider and vote upon such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Required Vote

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting.  The vote of a majority of unaffiliated stockholders is not required under Delaware law and is not required by the Merger Agreement.  Failure to vote your shares of Common Stock, including as a result of broker non-votes and abstentions, will have the same effect as voting against the proposal to adopt the Merger Agreement.

At [*], 2010, Firecom owned 2,068,012 shares of our Common Stock, equal to approximately 40% of our outstanding Common Stock.  Firecom has informed the Company that it will vote its shares of our Common Stock in favor of the proposal to adopt the Merger Agreement, and would vote against any other acquisition proposal.

In addition, the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting at the special meeting. Failure to vote your shares of Common Stock, including as a result of broker non-votes and abstentions, will have no effect on the proposal to approve any adjournments of the special meeting to solicit additional proxies.

Voting and Proxies

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone or by returning the enclosed proxy card by mail, or may vote in person at the special meeting. If you intend to submit your proxy by telephone you must do so no later than [*] on [*], 2010, and if you intend to submit your proxy by mail it must be received by Synergx prior to the commencement of the special meeting.  If you are a beneficial owner of shares held in street name and do not provide the nominee who holds your shares with specific voting instructions, the nominee will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.  ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE “AGAINST” THE APPROVAL OF THE MERGER AGREEMENT.  Please provide voting instructions to the nominee that holds your shares by carefully following their instructions.

The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares of Common Stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares of Common Stock represented by such proxy card will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment proposal, if applicable.

Revocability of Proxy

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone) may revoke the proxy at any time before it is voted at the special meeting by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. To revoke your proxy, you must vote in person at the special meeting. If you hold your shares of Common Stock in your name as a stockholder of record, you may also revoke the proxy by notifying our Chief Financial Officer at the following address: Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791. Further, your proxy may be revoked by submitting a later-dated proxy card, or, if you voted by telephone, by voting a subsequent time by telephone.

In the event that you have instructed a broker, bank or other custodian to vote your shares of Common Stock, you have to follow the directions received from your broker, bank or other custodian and change those instructions in order to revoke your proxy.

Transfer or Sale of Shares

If you held your shares of Common Stock on [•], 2010, the record date for the special meeting, but sell or otherwise transfer your shares prior to the effective time of the Merger, you will retain your right to vote at the special meeting; however, you will not have the right to receive the Merger Consideration. The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who as of the effective time of the Merger owns the shares of our Common Stock that you previously owned.

Solicitation of Proxies; Costs

This proxy solicitation is being made and paid for by Synergx on behalf of its board of directors.  Synergx will pay all expenses of this solicitation, including the cost of preparing and mailing this document. Proxies are being solicited by and on behalf of our Board. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.  We also reserve the right to retain proxy solicitors to solicit proxies, in which case we will pay the solicitor’s fees and expenses.

We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Synergx Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Common Stock Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers, as a group, beneficially owned and were entitled to vote an aggregate of approximately 2,100,446 shares of Common Stock (including the shares held by Firecom), representing approximately 40.3% of the voting power of Common Stock entitled to vote at the special meeting. These directors and executive officers have informed us that they intend to vote the shares of Common Stock that they own “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement.  The members of the Special Committee do not have significant share holdings.

Additional Information

For additional information about the Merger, assistance in submitting proxies or voting shares of Common Stock or additional copies of the proxy statement or enclosed proxy card, please contact our Chief Financial Officer at the following address or telephone number: Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791, (516) 433-4700.

QUESTIONS AND ANSWERS ABOUT THE

SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Synergx. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement and the annexes, as well as the additional documents referred to or incorporated in this proxy statement, which you should read carefully in their entirety. See “Where You Can Find More Information” on page 56 of this proxy statement.

Q:          When and where is the special meeting?

A:         The special meeting of our stockholders will be held on [•], 2010, at [•] at 10:00 a.m., New York time.

Q         What am I being asked to vote on?

A:         At the special meeting, you will be asked to vote upon proposals to (1) adopt the Agreement and Plan of Merger, dated as of January 22, 2010 (referred to as the “Merger Agreement”), as amended on March 19, 2009 by the Amendment, (2) approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the special meeting to adopt the Merger Agreement and (3) consider and vote upon such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:         How does Synergx’s board of directors recommend that I vote?

A:         The disinterested members of our board of directors (which we also refer to as the “Board”) unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement. In making its recommendation, the disinterested members of the Board considered the unanimous recommendation of a special committee, consisting of the Company’s two non-employee independent disinterested directors, the report and opinion of Ladenburg Thalmann and the special committee’s determination that the Merger Agreement is substantively and procedurally fair to, and in the best interests of, Synergx’s unaffiliated stockholders.

Q:         What is the proposed transaction?

A:         The proposed transaction is the acquisition of Synergx by Firecom. If the Merger Agreement is adopted by our stockholders and the other closing conditions in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Synergx (the “Merger”). Synergx will be the surviving corporation after the Merger and will be wholly-owned by Firecom.

Q:         What will I receive in the Merger?

A:         If the Merger is completed, each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger, excluding shares held by us in treasury, shares held by Firecom or Merger Sub and shares held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $0.70 in cash (the “Merger Consideration”) without interest and less any applicable withholding taxes.

Q:         What will happen to the Common Stock that I currently own after completion of the Merger?

A:         Following completion of the Merger, your shares of Synergx Common Stock will be cancelled and will represent only the right to receive the Merger Consideration. Trading in Synergx Common Stock on the Pink Sheets will cease, price quotations for the Common Stock will no longer be available following completion of the Merger and the Common Stock will cease to be registered under the Exchange Act.

Q:         When do you expect the Merger to be completed?

A:         We are working toward completing the Merger as quickly as possible, but in no event more than three business days after all the conditions to completion of the Merger contained in the Merger Agreement (described in the section entitled “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 41 of this proxy statement) are satisfied or waived. If our stockholders adopt the Merger Agreement, and assuming that the other conditions to the Merger are satisfied or waived, we believe that the Merger will be completed during the second quarter of 2010.  We currently plan to complete the Merger during the second quarter of calendar 2010 as the outside date in the Merger Agreement.  Pursuant to an amendment to the Forbearance Agreement, the Bank will, through July 31, 2010 refrain from demanding immediate payment in full of all obligations owed to the Bank.  The Bank, however, has also reserved an immediate present right to demand payment in full of all amounts due and commence collection action against the Company. However, we cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed.

Q:         Am I entitled to dissenters’ or appraisal rights?

A:         Yes. Under Delaware law, Synergx’s stockholders are entitled to appraisal rights in connection with the Merger, subject to complying with the procedures for exercising the same. These procedures are described in more detail under the section entitled “Appraisal Rights,” beginning on page 47 of this document.

Q:         What happens if the Merger is not completed?

A:         If the Merger Agreement is not adopted by Synergx’s stockholders or if the Merger is not completed for any other reason, Synergx’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, Synergx will remain a public company, and shares of Synergx Common Stock will continue to be listed and traded on the Pink Sheets and registered under the Exchange Act. Under specified circumstances, Synergx may be required to pay Firecom a termination fee and expenses as described under the section entitled “The Merger Agreement—Effects of Terminating the Merger Agreement,” beginning on page 46 of this document.

Q:         What vote of our stockholders is required to adopt the Merger Agreement and to approve any adjournments or postponements of the special meeting?

A:         The affirmative vote of holders of a majority of the outstanding shares of Synergx Common Stock entitled to vote at the special meeting is required to adopt the Merger Agreement. Approval of any adjournments or postponements of the special meeting to solicit additional proxies, if necessary or appropriate, requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and voting at the special meeting.  At [*], 2010, Firecom owned 2,068,012 shares of our Common Stock, equal to approximately 40% of our outstanding Common Stock and has informed us that it will vote in favor of the proposal to adopt the Merger Agreement.  The vote of a majority of unaffiliated stockholders is not required under Delaware law and is not required by the Merger Agreement.  If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed by the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and voting at the special meeting.

Q:         Who can vote and attend the special meeting?

A:         Common stockholders of record as of the close of business on [•], 2010, the record date for the special meeting, are entitled to receive notice of, to attend and to vote at the special meeting and any adjournments or postponements of the special meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the special meeting.

Q:         What will happen if I abstain from voting or fail to vote?

A:         With respect to the proposal to adopt the Merger Agreement, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or, if you hold your shares in “street name”, fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

With respect to the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or, if you hold your shares in “street name”, fail to give voting instructions to the record holder of your shares, it will have no effect on the outcome of the vote on that proposal.

Q:         How do I cast my vote if my shares of Common Stock are held of record?

A:         If you are a stockholder of record on the record date, you may vote in person at the special meeting or authorize a proxy for the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic proxy authorization.

Q:         How do I cast my vote if my shares of Common Stock are held in “street name”?

A:         If you hold your shares of Common Stock in “street name” through a broker, bank or other custodian, your broker, bank or custodian will not vote your shares unless you provide instructions on how to vote. You must obtain a voting instruction card from the broker, bank or other custodian that is the record holder of your shares and provide your broker, bank or other custodian with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or custodian. Additionally, if your shares of Common Stock are held in “street name” and you intend to vote your shares in person at the special meeting you must first obtain a legal proxy from such bank, broker or other custodian. The inability of your broker, bank or other custodian to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote against the proposal to adopt the Merger Agreement and will have no effect on the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other custodian, or contact them directly, to see if you may submit voting instructions using the telephone.

Q:         How will proxy holders vote my shares of Common Stock?

A:          If you properly authorize a proxy prior to the special meeting, your shares of Common Stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares of Common Stock will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies. The proxy holders will vote in their discretion upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:         What happens if I sell my shares of Common Stock before the special meeting?

A:         If you held your shares of Common Stock on [•], 2010, the record date for the special meeting, but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting; however, you will not have the right to receive the Merger Consideration. The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who owns the shares of our Common Stock that you previously owned.

Q:         Can I change my vote after I have mailed my proxy card?

A:         Yes. If you own shares of Common Stock as a record holder on [•], 2010, the record date for the special meeting, you may revoke a previously authorized proxy at any time prior to its exercise by delivering a properly executed, later-dated proxy card, by authorizing your proxy by telephone at a later date than your previously authorized proxy, following the instructions that appear on the enclosed proxy card or by voting in person at the special meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously authorized proxy. If you own shares of Common Stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the bank, broker or other custodian that is the registered owner of the shares.

Q:         Should I send in my certificates representing shares of Common Stock now?

A:         No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent in order to receive the Merger Consideration. You should use the letter of transmittal to exchange your shares of Common Stock for the Merger Consideration following the Merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY.

Q:         Where can I find more information about Synergx?

A:         We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. This information is also available on the SEC’s website at www.sec.gov and on our website at www.synergxsystems.com. Information contained on our website is not part of, or incorporated into, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 56.

Q:         Who will solicit and pay the cost of soliciting proxies?

A:         We will bear the cost of soliciting proxies for the special meeting. Synergx’s Board is soliciting your proxy on our behalf. Our directors, officers and employees may solicit proxies by telephone and facsimile, by mail or in person. They will not be paid any additional amounts for soliciting proxies. We also will request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of Common Stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.  We also reserve the right to retain proxy solicitors to solicit proxies, in which case we will pay the solicitor’s fees and expenses.

Q:         Who can help answer my other questions?

A:         If you have additional questions about the special meeting or the Merger, you should contact our Chief Financial Officer at the following address or telephone number: Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791, (516) 433-4700.  If you hold your shares through a broker, bank or other custodian, you also should call your broker, bank or other custodian for additional information.

SPECIAL FACTORS

Background of the Merger

On April 21, 2008, the Company received a letter from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that for 30 consecutive days, the bid price of the Company’s Common Stock on the NASDAQ Capital Market closed below the minimum $1.00 per share requirement for continued listing.  If compliance with Marketplace Rule 4310(c)(4) could not be demonstrated within 180 days, then NASDAQ informed the Company that it may notify the Company that the Company’s securities would be delisted.

On August 6, 2009, the Company received a letter from NASDAQ stating that the Company had not regained compliance with the minimum bid price requirement of its listing rules by August 5, 2009 and, as a result, its Common Stock would be subject to delisting from The Nasdaq Capital Market.  Accordingly, trading of the Company’s Common Stock was suspended at the opening of business on August 17, 2009 and the Company’s Common Stock was removed from listing and registration on the Nasdaq Stock Market.  The Company had been provided with 180 calendar days (originally until October 20, 2008) to regain compliance.  NASDAQ, however, suspended the enforcement of the Rule from October 16, 2008 through July 28, 2009.  As a result, the Company had until August 5, 2009 to regain compliance.  As a result, Synergx’s shares of Common Stock were no longer listed on the NASDAQ Capital Market but were quoted on the Pink Sheets.

On September 30, 2008, the Company had a $3.5 million dollar revolving credit facility with TD Bank, N.A. (the “Bank”) (the “Credit Facility”) which provided financing for operations. The Credit Facility included various covenants, which among other things, imposed limitations on declaring or paying dividends, and making acquisitions and capital expenditures. The Company was also required to maintain certain financial ratios and tangible net worth covenants.  At September 30, 2008, the Company did not meet financial covenants related to its debt service coverage ratio and tangible net worth.  On December 23, 2008, the Company received a letter from the bank agreeing to extend the expiration date of the Credit Facility through October 1, 2009, but to reduce the facility to $2.5 million with an increased interest rate of prime plus 2%.

In response to the reduction of the credit line, the Company’s management announced in its Form 10-K for the year ended September 30, 2008, filed with the SEC on January 8, 2009, that, among other actions,  it decided to be more selective in bidding on transit projects since these projects extend over long periods of time, require a dedicated engineering staff, involve financing commitments and are subject to changes in funding by the relevant public transit agencies.

On October 1, 2009, the Credit Facility under which the Company owed $1,496,524 expired.  The Company did not meet the $4.3 million minimum tangible net worth loan covenant required by the Credit Facility at September 30, 2010 and did not meet other covenants under the Credit Facility.  Before the expiration of the Credit Facility, the Company had been negotiating with the Bank to extend its loan and was seeking new lending sources as the loan is important to the Company’s liquidity and ability to conduct its operations.  As a result of the expiration of the Credit Facility, there was a significant uncertainty with respect to the Company’s ability to continue as a going concern without alternative financing.

The Board of Directors of the Company regularly reviews and evaluates the Company’s business strategy and strategic alternatives with the goal of enhancing stockholder value.  In October 2009, with consideration to the Company’s working capital requirements, the Board of Directors formed a Special Committee of independent disinterested directors to consider, examine, explore, review, analyze and negotiate the terms and conditions of a “going private transaction,” and upon completion of such steps, to make a recommendation to the Board of Directors whether the final terms of any such transaction are in the best interests of the Company and its stockholders and should be approved by the Board of Directors.  The Special Committee was authorized to determine whether such a transaction involving the Company is in the best interests of the Company and its stockholders, and to make a determination as to the conditions to commencing discussions with any other party or parties regarding such a transaction. The Special Committee is comprised of Harris Epstein and Ronald Fetzer, two independent (who both meet the independence requirements of the SEC and the Financial Industry Regulatory Authority) directors.  The Special Committee determined to engage a financial advisor to assist it in considering and evaluating strategic alternatives. Over the course of six weeks, the Special Committee interviewed and considered five potential candidates and on December 4, 2009, the Special Committee retained Ladenburg Thalmann as its independent financial advisor. The Special Committee has also retained independent legal counsel.

On December 30, 2009, Firecom informed the Special Committee it was proposing a negotiated merger transaction to acquire all of the outstanding shares of the Company’s Common Stock not currently owned by Firecom at a price of $0.40 per share.

On January 6, 2010, at a meeting between the members of the Special Committee and the officers of Firecom, and their respective representatives, Firecom proposed a merger of a newly-formed wholly-owned subsidiary of Firecom with and into the Company pursuant to a merger agreement in the form presented by Firecom.  As a result of negotiation by Firecom with the Special Committee and its representatives, upon the effectiveness of the Merger, the Company’s stockholders (other than Firecom and any stockholders of the Company who properly exercise appraisal rights under Delaware law) would receive $0.60 in cash for each share of the Company’s Common Stock.  The Merger would be subject to the negotiation and execution of a mutually satisfactory Merger Agreement, which would contain customary covenants and closing conditions, including the Special Committee receiving a “fairness” opinion from Ladenburg Thalmann, its financial advisor, the Company having a period of time during which it could solicit takeover proposals from third parties, and approval of the Original Merger Agreement by vote of holders of a majority of the outstanding shares of Common Stock at a special meeting to be called and held after clearance by the staff of the Securities and Exchange Commission (the “SEC”) of the requisite proxy material and related filings.

On January 11, 2010, the Company entered into a Forbearance Agreement with the Bank to extend the Credit Facility until April 30, 2010, which would allow the Company additional time to satisfy its obligation to the Bank or to obtain alternative financing. If there is further deterioration in the Company’s financial condition, however, the Bank has the right to immediately exercise any and all rights and remedies provided under the Credit Facility, including a demand for immediate payment.  The Forbearance Agreement required a principal payment of $200,000 at the time of closing in January 2010 (which was made at that time) and an increase in the interest rate (retroactive to December 1, 2009) from prime plus 2% (5.25%) to the Bank’s base rate plus 3% (6.25% from December 1, 2009) for the duration of the extension period. The agreement requires monthly principal payments of $15,000 in January 2010 increasing to $25,000 per month in February, March and April of 2010. The Bank also charged, and the Company paid, a loan modification and extension fee of $25,000.  The Company’s debt to the Bank is secured by all assets of the Company and all of its operating subsidiaries.  Pursuant to an amendment to the Forbearance Agreement, dated April 26, 2010, the Bank will, through July 31, 2010 refrain from demanding immediate payment in full of all obligations owed to the Bank.  The Bank, however, has also reserved an immediate present right to demand payment in full of all amounts due and commence collection action against the Company.

On January 22, 2010, the Company, following discussions among the members of the Board, management and financial advisors and the Board’s and the Special Committee’s legal advisors, including consideration of the factors described below under “- Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors”, the disinterested members of the Board (with representatives of Firecom having recused themselves from the Board meeting) deliberated and unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders. The Board adopted the Merger Agreement, directed that the Merger Agreement be submitted to holders of Synergx Common Stock for their adoption and resolved to recommend that the holders of Synergx Common Stock adopt the Merger Agreement.

On January 22, 2010, Ladenburg Thalmann delivered an opinion to the Special Committee that, as of the date of the opinion and subject to the limitations contained therein, the original $0.60 per share merger consideration to be received by the Company’s unaffiliated stockholders pursuant to the Merger is fair to such stockholders from a financial point of view.

Following the January 22, 2010 Special Committee and Board meetings, the parties and their representatives finalized the definitive documentation and entered into the Original Merger Agreement.  Later that day, Synergx issued a Form 8-K announcing that it and Firecom had entered into the Merger Agreement.

Pursuant to the terms of the Original Merger Agreement, for a period from January 22, 2010 (the date the Original Merger Agreement was entered into) until February 8, 2010, the Company was entitled to conduct a market check and solicit and consider other offers or proposals for a possible acquisition of the Company.

During this solicitation period, the Special Committee, through Ladenburg Thalmann, conducted a solicitation of interest regarding a possible acquisition of the Company.  Ladenburg Thalmann, with the assistance of the Company’s management, identified 38 parties in the fire security and related industries to solicit and initiated contact with those companies.  On February 19, 2010, the Company received separate proposals from two of those parties to acquire 100% of the Company.

One proposal (“Proposal No. 1”) provided for the following:

•	a total purchase price of $3,840,713, or $0.75 per share.

•
$3,100,713, or $0.60 per share, of the purchase price would be payable at closing, and $740,000, or $0.15 per share, would be payable 90 days after closing, subject to a working capital adjustment.  The working capital adjustment would reduce the total purchase price on a dollar-for-dollar basis for each dollar that the Company’s “Net Current Assets” (defined to mean current assets minus total liabilities) was below $2,850,000 at the time of closing.

•	the total price would be subject to adjustment arising from the bidder’s due diligence investigation; and

•	the transaction would be conditioned upon, among other things, the bidder obtaining financing to fund the proposed purchase price.

The Special Committee preliminarily determined that on its face Proposal No. 1 as presented would not likely result in a Superior Proposal to the Merger and the Merger Agreement based upon, among other things, (a) the fact that a negative price adjustment was likely as a result of working capital requirements and (b) the uncertainties arising from (1) a financial contingency and (2) due diligence contingencies.  This position was conveyed to the bidder.

On March 9, 2010, the Company received a revision to Proposal No. 1 in which the Net Current Assets adjustment would effectively reduce the price per share to approximately $0.71 in the event of a full downward price adjustment if the Company’s Net Current Assets at the time of closing was $2,500,000 or less, and still conditioned on due diligence and subject to financing.  The due diligence requirements and the financing contingency were not amended.

On February 19, 2010, the Company also received a proposal from a second party to acquire 100% of the Company (“Proposal No.2”).  Proposal No. 2 provided for the following:

•
a total purchase price of $4,700,000, or $0.90 per share, subject to a working capital adjustment if the Company’s working capital was below an amount to be determined at the time of closing (the working capital adjustment amount was not included in the Proposal);

•
$2,088,888, or $0.40 per share, would be payable at closing and $2,611,112, or $0.50 per share, would be payable over three years upon the Company attaining earn-out goals to be agreed upon (the earn-out details were not provided);

•	there would be no financing contingency; and

•	the price was also subject to adjustment arising from the bidder’s due diligence investigation.

The Special Committee preliminarily determined that Proposal No. 2 as presented was not likely to result in a Superior Proposal to the Merger and Merger Agreement based upon, among other things, uncertainties resulting from working capital adjustments and uncertainties and impracticalities from “earn out” arrangements.  This position was conveyed to the bidder.

On February 26, 2010, the bidder revised Proposal No. 2 as follows:

•	a total purchase price of $4,200,000, or $0.80 per share, subject to a working capital adjustment, (the working capital adjustment amount was not specified in the proposal);

•	$3,675,000, or $0.70 per share would be payable at closing, and $525,000, or $0.10 per share, would be payable pursuant to the earn-out (the earn-out details were not specified).

On March 5, 2010, the bidder advised the Company that the working capital adjustment threshold would be $4,000,000, and on March 9, 2010, the bidder provided clarification on the general parameters of the earn-out formula. At December 31, 2009, the Company had $2,884,050 in working capital and anticipated future operating losses as well as costs related to the Merger transaction.

Pursuant to the terms of the Merger Agreement these offers, as revised, were furnished to Firecom as they were received by the Special Committee.

On March 10, 2010, the Special Committee and its financial advisor and counsel met with Firecom and its counsel, John Poserina, a director and the Chief Financial Officer of the Company, and the Company counsel.  At the meeting the Company and Firecom agreed in principle to revise the terms of the Merger and amend the Merger Agreement. Following negotiation between the Special Committee and Firecom, the Company and Firecom agreed to the following amendments to the Original Merger Agreement:

•	the Merger Consideration per share increased from $0.60 to $0.70;

•	all parties, including parties that were previously deemed to be Solicited Parties, are deemed to no longer be Solicited Parties under the terms of the Merger Agreement;

•
Firecom agreed to deposit in escrow $500,000 pursuant to an Escrow Agreement to be applied toward the  Merger Consideration on the closing date of the Merger, or to be delivered to Firecom in the event that the Merger Agreement is terminated other than as a result of the failure to receive the requisite stockholder approval at the stockholder’s meeting, subject to a hold-back by the Company to pay any termination fee that may be due to the Company upon termination pursuant to the Merger Agreement, or to be delivered to the Company in the event that the Merger Agreement is terminated as a result of the failure to receive the requisite stockholder approval of the Merger Agreement at the stockholder’s meeting;

•	the Company is required to use its best efforts to have the Bank extend its Forbearance Agreement to June 30, 2010 and on other terms that are reasonably satisfactory to the parent; and

•
at the request of the Company with the concurrence of Firecom, Firecom and the Company will negotiate in good faith for Firecom to guaranty the Company’s obligations of the Company to third parties under contract with the Company or its subsidiaries upon terms that are satisfactory to Firecom, and if the Merger Agreement terminates, Firecom will cease to continue as a guarantor of those obligations and any party which makes a Superior Proposal is required to provide substitute guaranties or assume Firecom’s guaranties, unless any such guaranty is waived by the third party at the time the Merger Agreement between the Company and Firecom is terminated.

On March 19, 2010, following discussions among the members of the Board, and the Board’s and the Special Committee’s legal advisors, including consideration of the factors described below under “- Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors”, the disinterested members of the Board (with representatives of Firecom having recused themselves from the Board meeting) deliberated and unanimously determined that the Merger Agreement, as amended by Amendment No. 1 to the Merger Agreement and the transactions contemplated by the Merger Agreement, as amended by Amendment No. 1 to the Merger Agreement, including the Merger, are advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders. The Board authorized Amendment No. 1 to the Merger Agreement, directed that the Merger Agreement, as amended, be submitted to holders of Synergx Common Stock for their adoption and resolved to recommend that the holders of Synergx Common Stock adopt the Merger Agreement, as amended.

Following the March 19, 2010 Special Committee and Board Meetings, the parties and their representative finalized and entered into Amendment No. 1 to the Merger Agreement.  On March 25, 2010, Synergx issued a Form 8-K reporting that it, Firecom and Merger Sub had entered into Amendment No. 1 to the Merger Agreement.

Reasons for the Merger; Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors

Our Board of Directors

As discussed in greater detail below, our board of directors (other than Messrs. Mendez and Barotz, who are making no recommendation in their capacity as directors of the Company, due to their interest in the Merger as executive officers and/or directors of Firecom) believes that the Merger Agreement and the Merger (which is the Rule 13e-3 going private transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC), upon the terms and conditions set forth in the Merger Agreement, are substantively and procedurally fair to the Company and our unaffiliated stockholders. Messrs. Mendez and Barotz have no personal financial interest in the completion of the Merger other than to the extent of Mr. Mendez’s interest in Firecom, in which he is the principal shareholder, and he will continue as Chief Executive Officer of the Company. The recommendation of our Board of Directors is based, in part, upon the unanimous recommendation of the Special Committee.

The Special Committee

In October 2009, with consideration to the Company’s working capital requirements, the Board of Directors formed a Special Committee of independent disinterested directors to consider, examine, explore, review, analyze and negotiate the terms and conditions of a “going private transaction,” and upon completion of such steps, to make a recommendation to the Board of Directors whether the final terms of any such transaction are in the best interests of the Company and its stockholders and should be approved by the Board of Directors.  The Special Committee was authorized to determine whether such a transaction involving the Company is in the best interests of the Company and its stockholders, and to make a determination as to the conditions to commencing discussions with any other party or parties regarding such a transaction. The Special Committee is comprised of Harris Epstein and Ronald Fetzer, two independent (who both meet the independence requirements of the SEC and the Financial Industry Regulatory Authority) directors.
Recommendation of the Special Committee

The Special Committee, by unanimous vote at a meeting held on January 22, 2010:

•
approved the terms of the Original Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders;

•	declared that the Original Merger Agreement and the transactions contemplated thereby are fair, from a financial point of view, to the unaffiliated holders of Synergx Common Stock;

•	resolved to recommend that holders of Synergx Common Stock adopt the Original Merger Agreement; and

•
recommended that the Board approve and adopt the Original Merger Agreement, and the transactions contemplated thereby, and recommend that the holders of Synergx Common Stock adopt the Merger Agreement.

The Special Committee considered the following material factors in approving the Original Merger Agreement and making its determination and recommendation:

•	the value of the cash consideration to be paid to Synergx’s stockholders upon consummation of the Merger;

•
the current and historical market prices of Synergx Common Stock and the fact that the price of $0.70 per share represented a premium over the December 31, 2009 closing price of Synergx Common Stock shares $0.22.  The closing price of Synergx Common Stock on January 13, 2010, the last trading day prior to our public announcement of the Merger Agreement on January 14, 2010, was $0.36  per share;

•
the financial analyses and valuation factors reviewed by Ladenburg Thalmann with the Special Committee, which were adopted by the Special Committee.   These factors are set forth in more detail under the subheadings “Discounted Cash Flow Analysis”, “Comparable Company Analysis”, Comparable Transaction Analysis”, Premium Paid Analysis”, “Net Book Value Analysis”, and “Prior Purchases Review” under “– Opinion of Ladenburg Thalmann & Co., Inc. to the Special Committee”;

•
a liquidation value analysis was not undertaken because, based on discussions with Ladenburg Thalmann, the Special Committee determined that a liquidation value analysis would not derive a value in excess of going concern value which was embodied in the factors discussed in the preceding bullet point.  Therefore, a liquidation value analysis was not warranted.

•
the oral opinion of Ladenburg Thalmann to the Special Committee on January 22, 2010 (which was confirmed in writing by delivery of Ladenburg Thalmann’s written opinion dated the same date), as to the fairness, from a financial point of view, of the original Merger Consideration of $0.60 in cash per share to be received by the unaffiliated holders of Synergx Common Stock in the Merger, as of January 22, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Ladenburg Thalmann in preparing its opinion. A more detailed description of the opinion of Ladenburg Thalmann is set forth below under “– Opinion of Ladenburg Thalmann & Co. Inc. to the Special Committee”;

•
the process leading to the announcement of the Original Merger Agreement, including the efforts made to consider all strategic alternatives reasonably available to Synergx and to obtain the maximum value for Synergx’s unaffiliated stockholders, and the Special Committee’s understanding, as a result of such process, of the level of interest of both potential strategic partners and private equity sponsors in a transaction with Synergx;

•	the Special Committee’s understanding of Synergx’s business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects;

•	the risk that another attractive acquisition transaction may not be available to us if we declined this transaction;

•
the potential consequences of foreclosure by the Bank if the Company did not enter into a merger agreement or other strategic alternative that would enable it to pay the amount due under the Credit Facility and the possibility that, after a foreclosure, stockholder value could be reduced to zero;

•	the fact that the consideration to be paid to Synergx stockholders would be all cash, which provides liquidity and certainty to Synergx’s stockholders;

•
the fact that the Merger is not subject to a financing condition, the Special Committee’s understanding of the reputation and experience of Firecom, the ability of Firecom to fully fund the payment of the Merger Consideration and the related fees and expenses;

•
the fact that (i) Synergx is permitted general solicitation of third party offers from January 22, 2010 to February 8, 2010 without being subject to a termination fee as to the parties solicited during such period, (ii) the Special Committee or the Board could entertain unsolicited proposals from third parties, (iii) the Board could change or withdraw its recommendation in favor of the Original Merger Agreement and (iv) Synergx could terminate the Original Merger Agreement, in the event that a Superior Proposal (as described in the section entitled “Merger Agreement –Solicitation of Other Offers” beginning at page 40 of this proxy statement) is received from a third party to permit the Special Committee or the Board to determine such steps as necessary in order to comply with its fiduciary duties;

•
the fact that the transaction does not require the approval of at least a majority of Synergx’s unaffiliated stockholders; however Synergx was permitted to conduct a “market check” through a general solicitation for a certain period of time following the entry into the Original Merger Agreement, and the Merger Agreement may be terminated so that Synergx can pursue a Superior Proposal with a solicited party without Synergx being subject to a termination fee, as described in the preceding bullet point;

•	the provision for Firecom to reimburse Synergx up to $250,000 upon termination for certain reasons by Firecom;

•
the fact that the Special Committee had retained Ladenburg Thalmann and counsel, both of whom are unaffiliated with Synergx, Firecom or the Merger Sub, to assist and advise the Special Committee, solely with respect to the unaffiliated stockholders’ interests, in negotiations of the Merger Agreement with Firecom and Merger Sub;

•	the fact that the Merger and the Merger Agreement were approved by all of the unaffiliated directors of Synergx who were not employees of the Company;

•	the effect of the termination of the Forbearance Agreement by the Bank on or before April 30, 2010 and Synergx’s need for capital for completion of its current transit projects; and

•
the potential risks and costs to Synergx if the Merger does not close, including the diversion of management and employee attention and potential effects on the relationships with our suppliers, vendors and other business partners.

The Special Committee, by unanimous vote at a telephonic meeting held on March 19, 2010 approved the terms of Amendment No. 1 to the Merger Agreement.  In addition to the material factors considered by the Special Committee in approving the Merger Agreement and making its determination and recommendation at its January 22, 2010 meeting, the Special Committee also considered that Proposal No. 1 and Proposal No. 2 were not likely lead to a Superior Proposal to the terms of the Merger due to the following:

•
the prices and closing payment amounts in both Proposal No. 1 and Proposal No. 2 ($0.75 and $0.70 respectively) were subject to downward adjustment based on due diligence findings while the Merger Consideration of $0.70 was not subject to any due diligence adjustment;

•
the price in Proposal No. 1 was also subject to a reduction of up to $0.10 per share if Net Current Assets was less than $2,500,000 at closing and the price in Proposal No. 2 was also subject to a downward adjustment if working capital was less than $4,000,000 at closing, while the Merger Consideration was not subject to a Net Current Asset, working capital, or any other downward adjustment;

•
both proposals were subject to the undertaking and completion of due diligence by both the bidder and its financing source in Proposal No. 1, and by the bidder in Proposal No. 2, respectively, while the Merger did not require any additional due diligence period or investigation;

•
due to the Company’s near-term prospects based on recent performance and projections provided by the Company’s management, it seemed likely that there would be a downward adjustment of the purchase prices in both Proposal No. 1 and Proposal No. 2 and that there would be a substantial risk that any earn-out in Proposal No. 2 would not be achieved;

•	the Company had a fully negotiated, executed definitive Merger Agreement with Firecom at $0.70 per share which was not subject to any adjustment or financing contingencies;

•	the risks and expenses associated with the pursuit of the proposals, and with the time period required to pursue either proposal and to negotiate a Superior Proposal and a definitive agreement;

•
the likelihood that a transaction arising from either of the proposals would be consummated since Firecom had advised that it was not currently inclined to vote in favor of a transaction with either bidder and the remaining 60% of the voting stock of the Company was, to the knowledge of the Company’s management and the Special Committee, widely held with no other stockholder owning more than 10% and no holders being institutional in nature, the Company’s stock traded on the pink sheets with historically low volume and with little or no market support or analyst attention; and

•	the risk of adverse consequences of Bank foreclosure action if a transaction was not consummated within the term of the Bank Forbearance Agreement.

The Special Committee further considered the general solicitation process following the entry into the Merger Agreement and the Special Committee’s understanding, as a result of such process, of the level of interest of strategic partners and other persons in a transaction with the Company.

In addition, the Special Committee was aware, and considered, the interests that certain of our directors and executive officers may have an interest in the Merger that may be considered to be different from, or are in addition to, their interests as stockholders of Synergx, as described below under “– Interests of Our Directors and Executive Officers in the Merger.”

The foregoing discussion is not intended to be exhaustive, but summarizes the material factors considered by the Special Committee in making its determination and recommendation to the Board. In view of the wide variety of factors considered by the Special Committee and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, each of the members of the Special Committee may have assigned different weights to various factors. On balance, the Special Committee determined that the positive factors discussed above outweighed any negative factors.

In light of the foregoing considerations, the Special Committee determined that the proposed Merger at the proposed price of $0.70 per share was compelling and represented the maximum value reasonably available to Synergx’s unaffiliated stockholders in light of the limited options and inherent uncertainties in attempting to execute a successful “stay the course” strategy and the uncertainty that even if such a strategy were partially or wholly successful, Synergx’s unaffiliated stockholders would be able to realize commensurate gains in share value given the challenges posed by Synergx’s business and its stock trading profile.

The Special Committee believes that the process it followed in making its determination and recommendation with respect to the Merger Agreement was fair and proper because, among other things:

•	the Special Committee consists solely of directors each of whom meets independence requirements of the SEC and the Financial Industry Regulatory Authority;

•	the Special Committee, as a result of having no significant holdings in the Company, did not have any financial interest in the outcome of its determination;

•	the Special Committee retained and was advised by experienced and independent legal counsel;

•
the Special Committee retained Ladenburg Thalmann to render an opinion as to the fairness, from a financial point of view, of the original merger consideration of $0.60 in cash per share to be received by the unaffiliated holders of Synergx Common Stock  in the Merger;

•
the Special Committee, with the assistance of its advisors, and management and Synergx’s advisors, negotiated extensively with Firecom and with other potential bidders which were solicited by the Special Committee or Ladenburg Thalmann; and

•
the Special Committee acted diligently in discharging its responsibilities, meeting on 12 separate occasions (twice in person and ten times via telephone conference) prior to execution of the Original Merger Agreement, and  on an additional 13 separate occasions (once in person and 12 times via telephone conference) prior to execution of the Amendment , to consider matters related to its mandate.

Recommendation of the Board of Directors

At a meeting on January 22, 2010, following the recommendation of the Special Committee, the disinterested members of the Board unanimously:

•
approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders;

•	adopted the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement;

•	directed that the Merger Agreement be submitted to the holders of Synergx Common Stock for their adoption at a special meeting; and

•	recommended that you vote “FOR” the proposal to adopt the Merger Agreement.

In doing so, Synergx’s Board consulted with senior management and with Synergx’s financial advisor and outside legal counsel, reviewed a significant amount of information and considered the following material factors:

•	the value of the cash consideration to be paid to Synergx’s stockholders upon consummation of the Merger;

•
the current and historical market prices of Synergx Common Stock and the fact that the price of $0.60 per share represented a premium over the December 31, 2009 closing price of Synergx Common Stock shares on December 31, 2009 was $0.22.  The closing price of Synergx Common Stock January 13, 2010, the last trading day prior to our public announcement of the Merger Agreement on January 14, 2010, was $0.36 per share;

•
the financial analyses and valuation factors reviewed by Ladenburg Thalmann with the Special Committee which the Special Committee adopted, and, which were expressly adopted by the Board.  These factors are set forth in more detail under the subheadings “Discounted Cash Flow Analysis”, “Comparable Company Analysis”, Comparable Transaction Analysis”, Premium Paid Analysis”, “Net Book Value Analysis”, and “Prior Purchases Review” under “– Opinion of Ladenburg Thalmann & Co., Inc. to the Special Committee”;

•
a liquidation value analysis was not undertaken since, based on discussions between with Ladenburg Thalmann, and the Special Committee, the Board determined that a liquidation value analysis would not derive a value in excess of going concern value which was embodied in the factors discussed in the preceding bullet point.  Therefore a liquidation value analysis was not warranted.

•
the oral opinion of Ladenburg Thalmann to the Special Committee on January 22, 2010 (which was confirmed in writing by delivery of Ladenburg Thalmann’s written opinion dated the same date), as to the fairness, from a financial point of view, of the original merger consideration of $0.60 in cash per share to be received by the unaffiliated holders of Synergx Common Stock in the Merger, as of January 22, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Ladenburg Thalmann in preparing its opinion. A more detailed description of the opinion of Ladenburg Thalmann is set forth below under “– Opinion of Ladenburg Thalmann & Co. Inc. to the Special Committee”;

•
the process leading to the announcement of the Merger Agreement and during the solicitation period after the Merger Agreement was entered into,  including the efforts which could be made to consider all strategic alternatives reasonably available to Synergx and to obtain the maximum value for Synergx stockholders, and the Special Committee’s understanding, as a result of such process, of the level of interest of both potential strategic partners and private equity sponsors in a transaction with Synergx;

•	the Special Committee’s understanding of Synergx’s business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects;

•	the risk that another attractive acquisition transaction may not be available to us if we declined this transaction;

•
the potential consequences of foreclosure by the Bank if the Company did not enter into a merger agreement or other strategic alternative that would enable it to pay the amount due under the Credit Facility;

•	the fact that the consideration to be paid to Synergx stockholders would be all cash at closing, which provides liquidity and certainty to Synergx’s stockholders;

•
the fact that the Merger is not subject to a financing condition, the Special Committee’s understanding of the reputation and experience of Firecom, the ability of Firecom to fully fund the payment of the Merger Consideration and the related fees and expenses;

•
the fact that (i) the Company is permitted to undertake general solicitation of third party offers from January 22, 2010 to February 8, 2010 without being subject to a termination fee as to the parties solicited during such period, (ii) the Special Committee or the Board could entertain unsolicited proposals from third parties, (iii) the Board could change or withdraw its recommendation in favor of the Merger Agreement and (iv) Synergx could terminate the Merger Agreement, in the event that a Superior Proposal (as described in the section entitled “Merger Agreement –Solicitation of Other Offers” beginning at page 42 of this proxy statement) is received from a third party to permit the Special Committee or the Board to determine such steps as necessary in order to comply with its fiduciary duties;

•
the fact that the transaction does not require the approval of at least a majority of Synergx’s unaffiliated stockholders; however Synergx was permitted to conduct a “market check” through a general solicitation for a certain period of time following the entry into the Original Merger Agreement, and the Merger Agreement may be terminated so that Synergx can pursue a Superior Proposal with a solicited party without Synergx being subject to a termination fee, as described in the preceding bullet point;

•	the provision for Firecom to reimburse Synergx up to $250,000 upon certain terminations by Firecom;

•
the fact that the Special Committee had retained Ladenburg Thalmann and counsel, both of whom are unaffiliated with Synergx, Firecom or the Merger Sub, to assist and advise the Special Committee, solely with respect to the unaffiliated stockholders’ interests, in negotiations of the Merger Agreement with Firecom and Merger Sub;

•	the fact that the Merger and the Merger Agreement were approved by all of the unaffiliated directors of Synergx who were not employees of the Company;

•
the effect of the termination of the Forbearance Agreement by the Bank on or before April 30, 2010 (the termination of the Forbearance Agreement was extended to on or before July 31, 2010 pursuant to an Agreement with the Bank dated April 26, 2010) on and Synergx’s need for capital for its current transit projects;

•
the potential risks and costs to Synergx if the Merger does not close, including the diversion of management and employee attention and potential effects on the relationships with our suppliers, vendors and other business partners;

•
the Board’s understanding of Synergx’s business, historical and current financial performance, competitive and operating environment, operations, management strength, future prospects and uncertainties relating to the Company’s transit business; and

•	the Board’s understanding of the competitive landscape.

At a telephonic meeting on March 19, 2010, following the recommendation of the Special Committee, the disinterested members of the Board of Directors approved the terms of Amendment No. 1 to the Merger Agreement and ratified the actions taken at the January 22, 2010 meeting.

In addition to the material factors considered by the disinterested members of the Board of Directors in authorizing and approving the Merger Agreement at its January 22, 2010 meeting, the disinterested members of the Board of Directors also considered that Proposal No. 1 and Proposal No. 2 were not likely lead to a Superior Proposal to the terms of the Merger due to the following:

•
the prices and closing payment amounts in both Proposal No. 1 and Proposal No. 2 ($0.75 and $0.70 respectively) were subject to downward adjustment based on due diligence findings while the Merger Consideration of $0.70 was not subject to any due diligence adjustment.

•
the price in Proposal No. 1 was also subject to a reduction of up to $0.10 per share if Net Current Assets was less than $2,500,000 at closing and the price in Proposal No. 2 was also subject to a downward adjustment if working capital was less than $4,000,000 at closing, while the Merger Consideration was not subject to a Net Current Asset, working capital, or any other downward adjustment;

•
both proposals were subject to the undertaking and completion of due diligence by both the bidder and its financing source in Proposal No. 1, and by the bidder in Proposal No. 2, respectively, while the Merger did not require any for the due diligence period or investigation;

•
due to the Company’s near-term prospects based on recent performance and projections provided by the Company’s management, it seemed likely that there would be a downward adjustment of the purchase prices in both Proposal No. 1 and Proposal No. 2 and that there would be a substantial risk that any earn-out in Proposal No. 2 would not be achieved;

•	the Company had a fully negotiated, executed definitive Merger Agreement with Firecom at $0.70 per share which was not subject to any adjustment or financing contingencies;

•	the risks and expenses associated with the pursuit of the proposals, and with the time period required to pursue either proposal and to negotiate a Superior Proposal and a definitive agreement;

•
the likelihood that a transaction arising from either of the proposals would be consummated since Firecom had advised that it was not currently inclined to vote in favor of a transaction with either bidder and the remaining 60% of the voting stock of the Company was, to the knowledge of the Company’s management and the Special Committee, widely held with no other stockholder owning more than 10% and no holders being institutional in nature, the Company’s stock traded on the pink sheets with historically low volume and with little or no market support or analyst attention; and

•	the risk of adverse consequences of Bank foreclosure action if a transaction was not consummated within the term of the Bank Forbearance Agreement.

In addition, the Board was aware of and considered the interests that certain of our directors and executive officers may have an interest in the Merger that may be considered to be different from, or are in addition to, their interests as stockholders of Synergx, as described below under “– Interests of our Directors and Executive Officers in the Merger.”

The foregoing discussion is not intended to be exhaustive, but summarizes the material factors considered by the Board. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. On balance, the Board determined that the positive factors discussed above outweighed the negative factors discussed above and that the Merger Agreement and the Merger were advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders. The Board unanimously adopted and declared advisable the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.
Synergx’s Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Ladenburg Thalmann & Co. Inc. to the Special Committee

Ladenburg Thalmann made a presentation to the Special Committee on January 22, 2010 and subsequently delivered its written opinion to the Special Committee. The opinion stated that, as of January 22, 2010, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on Ladenburg Thalmann’s review as set forth in the opinion, the original $0.60 per share merger consideration to be received by the unaffiliated holders of Synergx’s Common Stock in the Merger is fair, from a financial point of view, to such stockholders.

Subsequent to January 22, 2010 and pursuant to the Merger Agreement, Ladenburg Thalmann performed a “market check” on behalf of, and at the request of, the Special Committee.  As a result of those activities and the receipt of third party offers, the Special Committee and Firecom negotiated an increase to the original $0.60 per share merger consideration to the $0.70 per share Merger Consideration.  The Special Committee did not request that Ladenburg Thalmann update its opinion to reflect the increased Merger Consideration.  As of the date of this proxy statement, Ladenburg Thalmann has not withdrawn or amended its opinion dated January 22, 2010.

The full text of Ladenburg Thalmann’s written opinion dated as of January 22, 2010, which sets forth the assumptions made, matters considered, procedures followed, and limitations on the review undertaken by Ladenburg Thalmann in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference.  Ladenburg Thalmann’s opinion is not intended to be, and does not constitute, a recommendation to you as to how you should vote or act with respect to the Merger or any other matter relating thereto.  The summary of the Ladenburg Thalmann opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.  We urge you to read the opinion carefully and in its entirety.

Ladenburg Thalmann’s opinion is for the use and benefit of the Special Committee in connection with its consideration of the Merger. Ladenburg Thalmann’s opinion may not be used by any other person or for any other purpose without Ladenburg Thalmann’s prior written consent.  Ladenburg Thalmann has consented to the Company’s use of its opinion in connection with this proxy statement.  Ladenburg Thalmann’s opinion should not be construed as creating any fiduciary duty on its part to any party.  Ladenburg Thalmann was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the Merger as compared to any alternative business strategy that might exist for us, whether we should complete the Merger, and other alternatives to the Merger that might exist for us.  Ladenburg Thalmann does not express any opinion as to the underlying valuation or future performance of the Synergx or the price at which Synergx’s securities might trade at any time in the future.

Ladenburg Thalmann’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, January 22, 2010. Accordingly, although subsequent developments may affect its opinion, Ladenburg Thalmann assumed no obligation to update, review or reaffirm its opinion to the Special Committee, us or any other person.

In arriving at its opinion, Ladenburg Thalmann took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Ladenburg Thalmann:

•	Reviewed an execution copy of the Merger Agreement dated as of January 22, 2010.
•
Reviewed publicly available financial information and other data with respect to Synergx that we deemed relevant, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2009, its Current Report on Form 8-K filed January 14, 2010, and the Schedule 13D amendment 5 filed by Firecom on January 14, 2010.

•
Reviewed non-public information and other data with respect to Synergx, including financial projections for the three year period ending September 30, 2012 (the “Projections”), and other internal financial information and management reports.

•	Reviewed Synergx’s current stockholder ownership.
•	Considered the historical financial results and present financial condition of Synergx.
•	Reviewed and compared the trading of, and the trading market for, Synergx’s Common Stock, and two general market indices.
•	Reviewed and analyzed Synergx’s projected unlevered free cash flows derived from the Projections and prepared a discounted cash flow analysis.
•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Synergx.
•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Synergx.
•	Reviewed Firecom’s prior purchases of Synergx Common Stock within the past two years.
•	Reviewed the premiums and discounts implied by the Merger Consideration over Synergx’s stock price for various periods.
•	Reviewed Synergx’s historical and projected net book value, as derived from the Projections.
•
Reviewed and discussed with Synergx’s management and other Synergx representatives certain financial and operating information furnished by them, including financial analyses and the Projections with respect to Synergx’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at its opinion, with our consent, Ladenburg Thalmann relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Ladenburg Thalmann and Ladenburg Thalmann further relied upon the assurances of Synergx management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and the Projections reviewed, Ladenburg Thalmann assumed that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provided a reasonable basis upon which it could make its analysis and form an opinion.  The Projections were solely used in connection with the rendering of Ladenburg Thalmann's fairness opinion.  Stockholders should not place reliance upon such Projections, as they are not necessarily an indication of what our revenues and profit margins will be in the future.  The Projections were prepared by Synergx’s management and are not to be interpreted as projections of future performance (or “guidance”) by Synergx.  Ladenburg Thalmann did not evaluate the solvency or fair value of Synergx under any applicable foreign, state or federal laws relating to bankruptcy, insolvency or similar matters.  Ladenburg Thalmann did not physically inspect Synergx’s properties and facilities and did not make or obtain any evaluations or appraisals of their assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). Ladenburg Thalmann did not attempt to confirm whether Synergx had good title to its assets.

Ladenburg Thalmann assumed that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules and regulations. Ladenburg Thalmann assumed, with our consent, that the final executed forms of  the Merger Agreement do not differ in any material respect from the drafts Ladenburg Thalmann reviewed and that the Merger will be consummated on the terms set forth in the Merger Agreement, without further amendments thereto, and without waiver by Synergx of conditions to any of its obligations thereunder or in the alternative that any such amendments or waivers thereto will not be detrimental to Synergx or its stockholders (other than Firecom or Merger Sub) in any material respect.

In connection with rendering its opinion, Ladenburg Thalmann performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Ladenburg Thalmann was carried out to provide a different perspective on the Merger, and to enhance the total mix of information available.  Ladenburg Thalmann did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion.  Further, the summary of Ladenburg Thalmann’s analyses described below is not a complete description of the analyses underlying Ladenburg Thalmann’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.  In arriving at its opinion, Ladenburg Thalmann made qualitative judgments as to the relevance of each analysis and factors that it considered.  Also, Ladenburg Thalmann may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Ladenburg Thalmann’s view of the value of Synergx’s assets.  The estimates contained in Ladenburg Thalmann’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Also, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold.  Accordingly, Ladenburg Thalmann’s analyses and estimates are inherently subject to substantial uncertainty.  Ladenburg Thalmann believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create a misleading or incomplete view of the process underlying the analyses performed by Ladenburg Thalmann in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format.  To fully understand Ladenburg Thalmann’s financial reviews and analyses, you must read the tables together with the accompanying text of each summary.  The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses Ladenburg Thalmann performed.

The analyses performed were prepared solely as part of Ladenburg Thalmann’s analysis of the fairness of the original $0.60 per share merger consideration to be received by our stockholders (other than Firecom or Merger Sub) in the Merger, from a financial point of view, and were provided to the Special Committee in connection with the delivery of Ladenburg Thalmann’s opinion.  Ladenburg Thalmann’s opinion was just one of the several factors the Special Committee took into account in making its determination to approve the Merger, including those described elsewhere in this proxy statement.

Stock Performance Review

Ladenburg Thalmann reviewed the daily closing market price and trading volume of our Common Stock for the 12-month period ended January 13, 2010 (the day prior to the filing of Firecom’s Form 13D amendment 5) and noted that our Common Stock traded at a range of $0.82 to $0.15, with a mean stock price of $0.24, $0.22, and $0.38 over the 30 day, 60 day and twelve month period respectively. Ladenburg Thalmann also noted that our Common Stock had little trading volume, with a median volume of 380 shares traded each day and no trades on 37.2% of the available trading days over the twelve month period.

Valuation Overview

Ladenburg Thalmann generated an indicated valuation range for Synergx based on a discounted cash flow analysis, a comparable company analysis and a comparable transaction analysis each as more fully discussed below.  Ladenburg Thalmann weighted the three approaches equally and arrived at an indicated equity value per share range of $0.40 to $0.50.  Ladenburg Thalmann noted that the original $0.60 per share merger consideration is above the indicated equity value range.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure.  Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

Ladenburg Thalmann utilized the Projections, which forecast a reduction of revenue from approximately $18.8 million in fiscal year or FY 2009 to approximately $11.6 million in FY2012.  The decrease is primarily related to our exiting the transit, audio/visual and security business lines. Ladenburg Thalmann noted that total FY2009 revenue (excluding transit and audio/visual/security) was approximately $12.8 million (which included approximately $1.6 million in subcontractor revenue).

The Projections also forecast an EBITDA improvement from approximately zero in FY2009 to approximately $0.6 million in FY2012.  For purposes of Ladenburg Thalmann’s analyses, EBITDA means earnings before interest, taxes, depreciation and amortization, as adjusted for add-backs for non-cash stock compensation expenses and one-time charges.

To arrive at a present value, Ladenburg Thalmann utilized discount rates ranging from 15.0% to 17.0%.  This was based on an estimated weighted average cost of capital or WACC of 16.2% (based on an estimated weighted average cost of debt of 6.2% and 20.9% estimated cost of equity).  The cost of equity calculation was derived utilizing the Ibbotson build up method utilizing appropriate equity risk, industry risk and size premiums.

Ladenburg Thalmann presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on EBITDA as well as long term perpetual growth.

Utilizing terminal EBITDA multiples of between 5.0x and 6.0x and long term perpetual growth rates of between 3.5% and 4.5%, Ladenburg Thalmann calculated a range of indicated enterprise values and then deducted net debt of approximately $51,000 (which includes approximately $1.55 million in interest bearing debt less approximately $1.5 million in cash) to derive a per share range of equity values of approximately $0.43 to approximately $0.55, based on approximately 5.211 million outstanding shares.  For purposes of Ladenburg Thalmann’s analyses, “enterprise value” means equity value plus all interest-bearing debt less cash.  Ladenburg Thalmann noted that the original $0.60 per share merger consideration was above the indicated equity value range based on the discounted cash flow analysis.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Synergx with respect to business and revenue model, operating sector, size and target customer base.

Ladenburg Thalmann identified the following five companies that it deemed most comparable to Synergx with respect to their industry sector and operating model:

EMCOR Group	Henry Bros Electronics, Inc.
Comfort Systems USA, Inc.	WPCS International Inc.
Integrated Electrical Services

Ladenburg Thalmann noted the following with respect to the comparable companies:

•	All of the comparable companies provide contractor installation services to commercial clients in the areas of fire alarm, electrical work, HVAC or security.
•	All of the comparable companies are substantially larger than Synergx both in terms of revenue and enterprise value and are more geographically diversified.
•	All of the comparable companies are more profitable than Synergx, with EBITDA margins ranging from approximately 1.9% to 6.8%, compared with Synergx at approximately 0.0%.
•	Synergx’s projected revenue growth is significantly lower compared to the Comparable Companies (-19.5% for Synergx compared to a mean of 3.1% for the Comparable Companies).

Multiples utilizing enterprise value were used in the analyses. For comparison purposes, all operating profits including EBITDA were normalized to exclude unusual and extraordinary expenses and income.

Ladenburg Thalmann generated a range of EBITDA multiples worth noting with respect to the comparable companies:

Enterprise Value Multiple of	Mean	Median	High	Low
Latest Twelve Months or LTM EBITDA	5.4x	4.5x	10.6x	3.3x
2010 EBITDA	5.0x	4.8x	7.0x	3.2x
2011 EBITDA	4.3x	4.3x	4.7x	3.8x

Ladenburg Thalmann selected an appropriate multiple range for Synergx by examining the range indicated by the comparable companies and taking into account certain company-specific factors including its smaller size, negative projected revenue growth, offset by its stable service revenue.  Ladenburg Thalmann selected multiples based on 2012 EBITDA (the first year for which Synergx is expected to be significantly profitable) of 3.0x to 4.0x and calculated a range of indicated enterprise values and then deducted net debt of approximately $51,000 to derive an indicated equity value range per share of approximately $0.34 to $0.47, based on approximately 5.211 million outstanding shares.  Ladenburg Thalmann noted that the original $0.60 per share merger consideration was above the indicated equity value range based on the comparable company analysis.

None of the comparable companies have characteristics identical to Synergx.  An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

A comparable transaction analysis involves a review of Merger, acquisition and asset purchase transactions involving target companies that are in related industries to Synergx.  The comparable transaction analysis generally provides the widest range of values due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Information typically is not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer.  As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

Ladenburg Thalmann located eight transactions announced since January 2007 involving target companies providing distribution and installation services for commercial customers of fire alarm, security, electrical and HVAC systems, and for which detailed financial information was available.

Target	Acquirer
GVI Security Solutions, Inc.	GenNx360 Capital Partners
McDaniel Fire Systems, Inc.	The Freedom Group, LLC
Merit Mechanical	Comfort Systems USA, Inc.
Riddleberger Brothers, Inc.	Comfort Systems USA, Inc.
Christenson Electric, Inc.	Management Group
Major Electric, Inc.	WPCS International, Inc.
Voavolo Electric, Inc.	WPCS International, Inc.
Synergx Systems, Inc.	Firecom, Inc.
SPZ Oakland Corporation	GlobalOptions Group, Inc.

Based on the information disclosed with respect to the targets in each of the comparable transactions, Ladenburg Thalmann calculated and compared the enterprise values as a multiple of LTM revenue and LTM EBITDA.

Ladenburg Thalmann noted the following with respect to the multiples generated:

Multiple of enterprise value to	Mean	Median	High	Low
LTM revenue	0.54x	0.44x	0.98x	0.13x
LTM EBITDA	6.9x	5.9x	13.2x	4.5x

Because Synergx is not projected to generate any significantly positive EBITDA until FY2012, Ladenburg Thalmann applied LTM EBITDA multiples to Synergx’s future FY2012 EBITDA and discounted the future value to present values based on an estimated WACC of 16.2%.  Ladenburg Thalmann selected multiples for Synergx just below the mean of the comparable transactions multiples between 5.0x and 6.0x given its smaller size and poor historical performance.  Based on this multiple range, Ladenburg Thalmann then calculated a range of indicated enterprise values and then deducted net debt of approximately $51,000 to derive an indicated per share range of equity values of approximately $0.37 to $0.45 per share, based on approximately 5.211 million outstanding shares.  Ladenburg Thalmann noted that the original $0.60 per share merger consideration was above the indicated equity value range based on the comparable transaction analysis.

None of the target companies in the comparable transactions have characteristics identical to Synergx.  Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Premiums Paid Analysis

Ladenburg Thalmann reviewed the premium/discount implied by the Merger Consideration with respect to our closing market stock price for various periods.  The original $0.60 per share merger consideration represents a one-day premium of approximately 66.7% over the stock price prior to January 13, 2010 (the day prior to the filing of Firecom’s Form 13D amendment 5) and a one month premium of 153.5% over our mean Common Stock price over the one month period before the amended 13D filing.

Net Book Value Analysis

Ladenburg Thalmann performed a book value analysis, which reviews our current and projected net book value over various periods.  For the purposes of this analysis, our projected book values were based on management’s forecasted balance sheets over the next two years.

Ladenburg Thalmann noted that the due to management’s projected net income losses over the next two years, our projected net book value is expected to fall from $0.76 to $0.41 per share from September 30, 2009 to September 20, 2011.

Prior Purchases Review

Ladenburg Thalmann reviewed prior purchases of our Common Stock by Firecom over the prior two years and noted the following:

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On June 5, 2008, Firecom acquired 225,648 shares at $2.75 per share from our former CEO and chairman, pursuant to the seller having exercised a put option granted to him in January 2007 at a $2.75 per share exercise price.  Our Common Stock was trading at $0.59 per share at the time of this acquisition.

•	On January 30, 2009, Firecom acquired 490,000 shares at $0.60 per share from a third party. Our Common Stock was trading at $0.43 per share at the time of this acquisition.

Ladenburg Thalmann noted that the original $0.60 per share Merger Consideration was in line with the January 2009 purchase.

Conclusion

Based on the information and analyses set forth above, Ladenburg Thalmann delivered its written opinion to the Special Committee, which stated that, as of January 22, 2010, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on its review as set forth in the opinion, the original $0.60 per share merger consideration to be received by our unaffiliated stockholders in the Merger is fair, from a financial point of view to such stockholders.

As part of its investment banking business, Ladenburg Thalmann regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, negotiated underwritings, private placements and for other purposes. We determined to use the services of Ladenburg Thalmann because it is a recognized investment banking firm that has substantial experience in similar matters. Ladenburg Thalmann has received a fee for financial advisory services to the Special Committee in connection with the Merger and Merger Agreement of $50,000, and a fee for evaluating the Merger and Merger Agreement and rendering a fairness opinion of $75,000, and will be reimbursed for its reasonable expenses, including attorneys’ fees.  Also, we have agreed to indemnify Ladenburg Thalmann and related persons and entities for certain liabilities that may relate to, or arise out of, its engagement.  Further, Ladenburg Thalmann has not previously provided, nor are there any pending agreements to provide, any other services to either Synergx, Firecom or Merger Sub.

In the ordinary course of business, Ladenburg Thalmann, certain of Ladenburg Thalmann’s affiliates, as well as investment funds in which Ladenburg Thalmann or its affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Synergx, Firecom, Merger Sub or any other party that may be involved in the Merger and their respective affiliates.

Under Ladenburg Thalmann’s policies and procedures, its fairness committee did not approve or issue this opinion and was not required to do so.  Further, Ladenburg Thalmann’s opinion does not express an opinion about the fairness of the amount or nature of the compensation, if any, to any of Synergx’s officers, directors or employees, or class of such persons, relative to the compensation to Synergx’s stockholders.

Certain Effects of the Merger

If the Merger Agreement is approved by our stockholders, and certain other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Synergx with Synergx continuing as the surviving corporation, and 100% of the equity interests of the Company will be owned directly by Firecom.

Pursuant to the Merger Agreement at the effective time of the Merger, each issued and outstanding share of common stock of Synergx (other than any shares owned by Firecom or Merger Sub, by Synergx as treasury stock, or by any stockholders who are entitled to, and who properly exercise, appraisal rights under Delaware law) will be cancelled and will be converted automatically into the right to receive $0.70 in cash, without interest and less any applicable withholding taxes.

At the effective time of the Merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Synergx will become the officers of the surviving corporation. The articles of incorporation of Synergx will be amended to be the same as the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the Merger, except that the name of the surviving corporation shall continue to be “Synergx Systems Inc.” and except for the provisions relating to the incorporator and registered agent. The bylaws of Synergx in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

Shares of Synergx Common Stock are traded on the National Quotation Service Bureau (commonly known as the “Pink Sheets”) under the ticker symbol “SYNX.PK.”  As a result of the Merger, we will be a privately held corporation, and there will be no public market for our Common Stock. After the Merger, our Common Stock will cease to be quoted, and price quotations with respect to sales of shares of Common Stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated, which will terminate the requirement to furnish reports to its stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with any stockholder meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Following the Merger, 100% of our outstanding Common Stock will be beneficially owned Firecom. If the Merger is completed, Firecom will be the sole beneficiary of our future earnings and growth, if any, and will operate the Company as Firecom may desire without being subject to disclosure obligations and any stockholder approval. Similarly, Firecom will also bear the risks of ongoing operations, including the risks of any decrease in our value after the Merger.

In connection with the Merger, Firecom will receive benefits and be subject to obligations in connection with the Merger that are different from, or in addition to, the benefits and obligations of our stockholders generally. As a result of the Merger, Firecom will benefit in that the Company will no longer have to bear the expense and regulatory burdens associated with being a public company, which should improve the Company’s operating cash flow and net income. A detriment to Firecom is that their new equity interests in the Company will not initially be and may not subsequently be registered under the federal securities laws and that such equity interests will be relatively illiquid without any public trading market for such securities. Additional incremental benefits to Mr. Mendez include, among others, continuing as an executive officer and director of the Company and being compensated for such services.

The table below sets forth for Firecom, its interest in the voting shares of the Company and its interest in the Company’s net book value and net loss both before and after the Merger, based on the historical net book value of the Company as of September 30, 2009 and the historical net income of the Company for the fiscal year ended September 30, 2009 and the historical net book value of the Company as of March 31, 2010 and the historical net income of the Company for the six months ended March 31, 2010.

	Ownership of the Company Prior to the Merger(1)			Expected Ownership of the Company After the Merger(2)
	%	Net (Loss)	Net Book Value as of	% Ownership	Net (loss) for the Period Ended	Net Book Value as of
September 30, 2009	39.7	$(157,609)	$1,564,974	100.0	$(397,000)	$3,942,000
March 31, 2010	39.7	$(413,961)	$1,152,680	100.0	$(1,042,724)	$2,903,475

(1)
Based upon ownership of outstanding shares of Common Stock as of [*], 2010, which is the record date for the special meeting of stockholders, and net income and net book value for the fiscal year ended September 30, 2009 and for the six months ended March 31, 2010.

(2)	This reflects ownership of Firecom after the Merger, which in turn will own 100% of the Company.

Position of Firecom as to Purposes and Reasons for the Merger

For Firecom, the primary purposes of the Merger are to benefit from any future earnings and growth of the Company after the Merger, through making the Company privately-held.  Firecom initially acquired 7.8% of the Company’s Common Stock in early 2006 and made additional purchases through January 2009, increasing its ownership to 39.7%.  Firecom believes that as a private-held entity, the Company will have greater flexibility to make decisions based upon long-term considerations without concern about short-term market price impact, will reduce annual expenses by approximately $200,000 associated with public company reporting and compliance, and will permit alternatives for the future credit facilities and contract bidding by the ability to provide intra-corporate guarantees and other arrangements with creditors and contract parties not customary for the smaller public companies.  In addition, the trading volume for the Company’s Common Stock has been relatively low, reflecting an illiquidity relative to alternative investment opportunities that has impacted the non-affiliated stockholders.  Further, the low market price of the Common Stock has precluded equity placements for the raising of capital by reason of the dilutive effect on the stockholders.  Firecom is of the view that the $.70 per share Merger Consideration provides the non-affiliated stockholders an opportunity to liquidate their investment in the Company at a substantial premium to the market prices prior to Firecom’s proposal and without having to incur brokerage fees or to face liquidity issues and market fluctuations.  Firecom had structured its proposal as a cash merger for a prompt and orderly transfer of the non-affiliated stockholders share interest in a single step, and which would have reduced costs relative to alternative transaction structures. See “Interests of Our Directors and Executive Officers in the Merger-Certain Relationships Between Firecom and Synergx” below.

Plans for the Company after the Merger

Following the Merger, Firecom expects to operate the Company consistent with its past practices, however, subject to seeking a new arrangement with the Bank or entering into new credit facilities with other lending organizations.  Firecom does not have any present plans or proposals which relate to, or would result in, an extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, or a sale or transfer of a substantial amount of the assets of the Company or any of its subsidiaries.  Firecom will, from time to time following the Merger, evaluate and review the business, operations and properties of the Company and its subsidiaries and make such changes as Firecom then deems appropriate.
Effect on the Company’s Business if the Merger is Not Completed

If the Merger Agreement is not adopted by Synergx’s stockholders or if the Merger is not completed for any other reason, Synergx’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, Synergx will remain a public company, and shares of Synergx Common Stock will continue to be listed and traded on the Pink Sheets and registered under the Exchange Act. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of the risks and opportunities on the future value of your Synergx shares. If the Merger Agreement is not adopted by Synergx’s stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Synergx will be offered, or that the business, prospects or results of operations of Synergx will not be adversely impacted or that Synergx will be able to extend its Forbearance Agreement.  Pursuant to an amendment to the Forbearance Agreement, dated April 26, 2010, the Bank will, through July 31, 2010 refrain from demanding immediate payment in full of all obligations owed to the Bank.  The Bank, however, has also reserved an immediate present right to demand payment in full of all amounts due and commence collection action against the Company.  Under specified circumstances, Synergx may be required to pay Firecom a termination fee and expenses as described under the section entitled “The Merger Agreement—Effects of Terminating the Merger Agreement,” beginning on page 46 of this document.

Financing

As part of the Merger Agreement, Firecom and Merger Sub represented and warranted to Synergx that Firecom and Merger Sub have all of the funds necessary to consummate the Merger on the terms and conditions in the Merger Agreement. Firecom and Merger Sub will pay $2,200,057 for the 3,142,938 of the Company’s shares that Firecom and Merger Sub do not own.  Payment of the expense reimbursement is Synergx’s sole remedy in connection with the Merger Agreement or the transactions contemplated thereby. A more detailed description of these matters is set forth under the sections entitled “The Merger Agreement – Effects of Terminating the Merger Agreement” and “The Merger Agreement – Limited Remedies” on page 46 of this document.

Treatment of Common Stock

The Merger Agreement provides that, at the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by us in treasury, shares held by Firecom or Merger Sub, and shares of stockholders who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $0.70 in cash, without interest and less any applicable withholding taxes.

Deregistration of Synergx Common Stock

If the Merger is completed, our Common Stock will no longer be listed or traded on the National Quotation Service Bureau (commonly known as the “Pink Sheets”) and will be deregistered under the Exchange Act.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board that you adopt the Merger, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The Board and the Special Committee were aware of these interests and considered them, among other matters, in reaching the decision to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that you vote in favor of adopting the Merger Agreement.

Arrangements with our Executive Officers Relating to a Change of Control and/or Termination of Employment

Mr. Poserina’s Employment Agreement, executed January 1, 1997 provides that if  Mr. Poserina is terminated without "Cause" (as such term is defined in the Employment Agreement) by us he will be entitled to receive, for up to six months (the “severance period”), his annual base salary reduced by the compensation he may receive from any new employment. If there is a sale of all or substantially all of our assets or equity, then the severance period shall be 12 months without regard to any other compensation he might receive from new employment.  Therefore, upon the completion of the Merger, Mr. Poserina would be eligible for a 12-month severance period.

Indemnification Under the Merger Agreement

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of current or former directors, officers or employees of Synergx and its subsidiaries under the provisions of their respective organizational documents or other agreements will survive the Merger and continue in full force and effect. For a period of six years after the effective time of the Merger, Firecom is required to cause the surviving corporation to honor all provisions for indemnification and advancement of expenses under the organizational documents of Synergx and its subsidiaries, as in effect immediately prior to the Merger, and under the indemnification agreements (in effect on the date of the Merger Agreement) of Synergx and its subsidiaries with their respective directors and officers. The surviving corporation is also required to indemnify (and provide customary advancement of expenses to) the current directors and officers of Synergx and its subsidiaries to the fullest extent permitted by law with respect to any costs, expenses, judgments, fines, losses, claims, settlements, damages and liabilities incurred in connection with any actual or threatened action, proceeding or claim arising out of such person’s service as such director or officer or performed at the request of Synergx or any of its subsidiaries.

The Merger Agreement provides that prior to the effective time of the Merger, Firecom will cause the surviving corporation to obtain (effective as of the effective time of the Merger) and fully pay the premium for an extension of the directors’ and officers’ liability coverage under our existing directors’ and officers’ insurance policies and of our existing fiduciary liability insurance policies for a period of six years from and after the effective time of the Merger on terms that are no less advantageous than under our existing policies. If the surviving corporation fails to obtain such extension (or, with respect to fiduciary liability insurance, as an alternative), the surviving corporation is required to purchase and maintain in effect for a period of six years after the Merger comparable coverage with terms no less advantageous than under our current policies.

Certain Relationships between Firecom and Synergx

At September 30, 2007, Firecom (a privately owned company involved in the fire alarm and life safety business) owned 1,352,544 shares or approximately 26% of the Company’s outstanding shares of Common Stock.  In June 2008, Firecom purchased an additional 225,568 shares and in January 2009, Firecom purchased another 490,000 shares increasing its beneficial ownership to 2,068,012 shares, equal to approximately 40% of the Company’s outstanding Common Stock.  Firecom reserved the right to purchase additional shares of the Company’s Common Stock

Mr. Paul Mendez, the Company’s President and Chief Executive Officer also serves as Chairman of the Board of Directors and Chief Executive Officer of Firecom. On June 10, 2008, the Company entered into an employment agreement with Mr. Mendez under which the Company would pay Mr. Mendez an annual base salary of $20,000.  The  employment agreement was modified in January 2009 to increase Mr. Mendez’s salary, retroactive to October 1, 2008, to an annual base salary of $250,000. Mr. Mendez does not participate in the Company’s health-care or other benefit plans.  Pursuant to the employment agreement, either the Board of Directors of the Company or Mr. Mendez may terminate his employment without cause and at any time. Mr. Mendez devotes approximately 50% of his time to the affairs of the Company. In the employment agreement with the Company, Mr. Mendez has agreed to certain non-competition and confidentiality provisions.  Peter Barotz serves as a director of both the Company and Firecom.

Firecom also provides the Company with a full time employee who serves as President of the Company’s fire alarm products and services activities. For the year ended September 30, 2009, the Company reimbursed Firecom $191,000 for the services of this individual, which includes reimbursement for salary, payroll taxes and other employee benefits.  These expenses are included in cost of service revenue.  For the year ended September 30, 2008, the Company paid Firecom $135,000 for the same services.  For the year ended September 30, 2009 the Company paid $50,000 to Firecom for another employee who serves in a fire alarm administrative function, no money was paid for this employee during the year ended September 30, 2008 as the employee began work for the Company in January 2009.

The Company and Firecom have entered into several transactions that are not financially material to the revenues, gross profit or net income (loss) of the Company.  Firecom has provided certain sales leads to the Company for products Firecom does not sell. These sales leads have resulted in additional sales of products to customers. The Company has paid Firecom a 2% sales commission related to these sales which amounted to $6,000 for the year ended September 30, 2009 and there were no such transactions for the year ended September 30, 2008.  Firecom has manufactured and sold to the Company certain fire alarm equipment made to the Company’s specifications. The cost of this equipment to the Company was $22,000 and $35,000 for the years ended September 30, 2009 and 2008, respectively.  The Company from time to time has purchased and sold certain products used in Firecom’s business.  During the years ended September 30, 2009 and 2008, these products were sold to Firecom for $395,000 and $85,000, respectively.  During the three months ended December 31, 2009, these products were sold to Firecom for $38,000. The Company has a consulting agreement with Firecom pursuant to which Firecom provides certain hardware and software engineering and field trouble-shooting services. Firecom has not charged the Company for these services. In offering these services, Firecom has agreed to keep information confidential and refrain from use of the information in its business.  The transactions described above are similar in price and terms with other contracts Synergx has entered into with other customers and suppliers in the ordinary course of business.

As of September 30, 2009 and 2008, the Company owed Firecom $24,000 and $3,000, respectively, which is included in Accounts Payable.  There were no accounts payable from the Company to Firecom at December 31, 2009.

As of September 30, 2009 and 2008, Firecom owed the Company $63,000 and $34,000 respectively, which is included in Accounts Receivable.  At December 31, 2009, Firecom owed the Company $31,000.

Effective October 1, 2009, the Company entered into a lease with Firecom to lease 1,500 square feet of office space and 500 square feet of warehouse space and use of common areas at Firecom’s facility in Woodside, NY.  This facility serves as the Company’s new service center for New York City.

The lease became effective October 1, 2009 and ends December 31, 2014.  Lease payments began January 1, 2010, as there was no rent for the first three months.  Lease payments are $2,500 per month ($30,000 per year), with no charges for utilities and services, plus a portion of building tax escalation and additional rent of approximately $15,000 per year to cover capital improvements.

Fees and Expenses
Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger agreement, the Merger and the other transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing fees paid to the SEC, in each case in connection with the Merger, will be paid by the Company.
Description	Amount
Filing fees	$260
Legal and accounting fees and expenses	$200,000
Financial advisory fees and expenses	$125,000
Special committee retainer and meeting fees	$70,000
Printing, proxy solicitation and mailing costs	$5,500
Miscellaneous	$4,240
Total	$405,000

Financial Projections
The Company does not, as a matter of course, provide financial guidance or publicly disclose projections of future revenues, earnings or other financial performance. However, in connection with the review of the proposed acquisition of the Company, the Company’s management prepared non-public financial projections reflecting management’s views as to possible future performance of the Company for fiscal years 2010, 2011 and 2012. The information was provided to the special committee and Ladenburg Thalmann in connection with discussing and evaluating the Merger. The financial projections, which are set forth below, do not give effect to the transactions contemplated by the Merger Agreement, including the Merger. The inclusion of this information should not be regarded as an indication that the Company considered or now considers these projections to be a reliable prediction of future results. The financial projections provided below were last updated on January 8, 2010.  The Company has not met its financial projections through the six months ended March 31, 2010.
The financial projections were prepared by John Poserina, our Chief Financial Officer, using historical information, business trends and input from members of management, reviewed by Paul Mendez, our Chief Executive Officer and the Board of Directors. In compiling the financial projections, the Company’s management took into account historical performance, customers’ projections, the current economy and the Company’s strategic plan, as well as estimates regarding revenues, overhead expenses and net income, among others estimates. The Company’s management also considered the following business and economic trends affecting the Company and fire, life safety, security, audio-video communication and construction industries:
•	the current economic crisis is increasing competition and the Company expects to have difficulty instituting price increases to offset increased costs;

•
 the Company decided to withhold bidding on major transit-related projects since these projects extend over long periods of time and historically have been subject to extensive delays in equipment approval and acceptance (which is problematic in the need for maintaining staffing levels and project profitability) and are subject to changes in funding by the related agencies for these projects (which requires the Company to maintain a large bank line of credit); and

•	the global banking crisis is affecting the construction industry and new construction limiting the Company’s opportunity to bid on larger construction projects.
The financial projections were not developed as part of management’s historical development of internal financial forecasts or budget preparation. The financial projections were not prepared with a view to public disclosure and are included in this proxy statement only because the information for fiscal years 2010, 2011 and 2012 was made available on a confidential basis to Ladenburg Thalmann in connection with Ladenburg Thalmann’s financial analysis undertaken for purposes of rendering the opinion to the special committee described in the section entitled “Special Factors—Opinion of Ladenburg Thalmann” beginning on page 21 of this proxy statement. The projections were not prepared with a view to compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither the Company’s registered public accountant nor any other registered public accountant has examined or compiled the projections and, accordingly, no registered public accountant expresses an opinion or any other form of assurance or association with respect thereto.

The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. Although the projections are presented with numerical specificity, they reflect numerous assumptions and estimates relating to the Company’s business. Although the Company’s management believed that such assumptions and estimates were reasonable at the time the projections were prepared, they are not intended as predictions and may not reflect the actual results achieved. In addition, factors such as industry performance, competitive uncertainties, the impact of the announcement and pendency of the Merger, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the Company’s control, may cause actual results to vary from the projections or the underlying assumptions and estimates.

Accordingly, while the projections were prepared in good faith by the Company’s management, there can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate or that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information in this proxy statement should not be regarded as predictions of actual future results, and the projections should not be relied upon as such. These financial projections are by their nature forward-looking information, and you should read the section “Cautionary Note Regarding Forward-Looking Statements” beginning on page 34 of this proxy statement for additional information regarding the risks of unduly relying on such information.

The following are the financial projections described above for the fiscal years ending September 30:

	2010	2011	2012
Product Sales	$9,907,000	$7,347,000	$6,350,000
Service Revenue	$5,241,000	$4,999,000	$5,241,000
Total Revenues	$15,148,000	$12,346,000	$11,591,000

Cost of Product Sales	$8,548,000	$6,588,000	$4,915,000
Cost of Service	$3,077,000	$3,068,000	$3,078,000
Total Cost of Revenues	$11,625,000	$9,656,000	$7,993,000

Gross Margin Product	$1,359,000	$759,000	$1,435,000
Gross Margin Service	$2,164,000	$1,931,000	$2,163,000
Total Gross Margin	$3,523,000	$2,690,000	$3,598,000

Selling, General & Administrative	$3,551,000	$3,451,000	$3,113,000
Depreciation and Amortization	$261,000	$194,000	$194,000
Interest Expense	$90,000	$90,000	$90,000
Severance		$385,000

Income (Loss) Before Taxes	$(379,000)	$(1,430,000)	$201,000

Dissenters’ Right of Appraisal

Under Section 262 of the DGCL, Synergx’s stockholders are entitled to appraisal rights in connection with the Merger. If the Merger is consummated, dissenting stockholders who follow the procedures described in Section 262 within the appropriate time periods will be entitled to have their shares of stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the Merger Consideration. These rights are known as appraisal rights. If a stockholder wishes to exercise appraisal rights in connection with the Merger, the stockholder must not vote in favor of adoption of the Merger Agreement, must continuously be the holder of record of such shares through the effective time of the Merger and must meet the conditions described in the section entitled “Appraisal Rights” beginning at page 47 of this proxy statement. The rules and procedures relating to appraisal rights are also described in such section.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to the unaffiliated stockholders of Synergx Common Stock whose shares will be converted to cash in the Merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that the  unaffiliated stockholders of Synergx Common Stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Synergx Common Stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of our Common Stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Synergx Common Stock through the exercise of options or otherwise as compensation, holders who hold their Synergx Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, and holders who exercise appraisal rights. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a U.S. holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of Synergx Common Stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Synergx Common Stock pursuant to the Merger.

For purpose of this discussion, a “U.S. holder” means, a beneficial owner of the common stock that is:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•
a trust if, in general, the trust is subject to the supervision of a court within the United States, and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all significant decisions of the trust.

A “non-U.S. holder” means a beneficial owner of common stock that is not a U.S. holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Stockholders that are partnerships (as well as partners in these partnerships) are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of such shares in the Merger.

Treatment of the Merger

The conversion of shares of Synergx Common Stock into cash pursuant to the Merger will be in part a taxable redemption and in part a taxable sale for U.S. federal income tax purposes.

A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Synergx Common Stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Synergx Common Stock.

Any gain realized by a non-U.S. holder upon the conversion of shares in the Merger generally will not be subject to United States federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held the shares, and the non-U.S. holder owns, or is treated as owning, more than five percent of our shares.  We currently are not a “United States real property holding corporation.”

Net gain realized by a non-U.S. holder described in clause (i) of the preceding sentence will be subject to tax at generally applicable United States federal income tax rates. Any gains of a foreign corporation non-U.S. holder described in clause (i) of the preceding sentence may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such sentence will be subject to a flat 30% tax, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28%) with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

A non-U.S. holder is required to certify its foreign status under penalties of perjury or otherwise establish an exemption in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a United States office of a broker. United States information reporting and backup withholding generally will not apply to a payment of proceeds from a disposition of common stock where the transaction is effected outside the United States through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain United States connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury Regulations.

This discussion is a general summary and does not purport to be a comprehensive analysis of description of all potential U.S. federal income tax consequences of the Merger. Each stockholder is urged to consult his, her or its own tax advisor as to the U.S. federal income tax consequences and as to any U.S. estate, gift, state, local, or non-U.S. tax consequences of the Merger.

Regulatory Approval

The Company is not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement includes certain forward-looking statements within the meaning of the federal securities laws.. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “would,” “could,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we will achieve these plans, intentions or expectations, including completing the Merger on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors include, without limitation:

•	the occurrence of any event, occurrence, fact, condition, change, development or effect that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against Synergx and others following announcement of entering into the Merger Agreement or the filing of this proxy statement;

•	the inability to complete the Merger due to the failure to obtain the stockholder adoption thereof or the failure to satisfy other conditions to completion of the Merger;

•	the effect of the announcement of the proposed Merger on our relationships with customers, suppliers and other business partners;

•	the proposed transaction disrupts current plans and operations and give rise to potential difficulties in employee retention;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the possibility that our operating results may fail to meet our financial projections; and

•	the possibility that our creditors may pursue their rights under their financing agreements and cause us to liquidate our assets.

All forward-looking statements included in this proxy statement speak only as of the date of this proxy statement and all forward-looking statements incorporated by reference into this proxy statement speak only as of the date of the document in which they were included. We expressly disclaim any obligation to release publicly any revisions or updates to any forward-looking statements, except to the extent required by law. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

All information contained in this proxy statement concerning Firecom, Inc., FCI Merger Corp. and their affiliates related to the Merger has been supplied by such entities and their affiliates, and has not been independently verified by us.

THE PARTIES TO THE MERGER

Synergx Systems Inc.

209 Lafayette Drive
Syosset, NY 11791
(516) 433-4700

Synergx Systems Inc. is a Delaware corporation organized in October 1988 to acquire controlling interests in companies engaged in the design, manufacture, distribution, sale and servicing of fire, life safety, security, energy management, intercom, audio-video communication and other systems. Reference to Synergx or the Company include operations of each of its subsidiaries except where the context otherwise requires.  Synergx's business is conducted through subsidiaries in the New York City metropolitan area. Synergx conducts its business in New York principally through Casey Systems Inc., its wholly owned subsidiary located in New York City and Long Island, New York and its other subsidiaries, including Casey Fire Systems Inc. and Casey Systems Technologies Inc.
Firecom, Inc. and FCI Merger Corp.

c/o Firecom,Inc.
39-27 59th Street
Woodside, New York  11377
(718) 899-1932

Firecom, Inc. is a New York corporation which, through its subsidiaries, designs, manufactures, distributes and maintains safety and security systems for high rise office buildings, hotels, apartment buildings and other large commercial buildings. FCI Merger Corp. is a newly-formed Delaware corporation and a wholly-owned subsidiary of Firecom. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby and has not carried on any business or activities to date, except activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the transactions contemplated thereby.  Firecom owns 2,068,012 shares of Synergx Common Stock, equal to approximately 40% of Synergx’s outstanding Common Stock.  Firecom and FCI Merger Corp. are private companies.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by Synergx’s board of directors (which we also refer to as the “Board”) to be exercised at a special meeting to be held on [•], 2010 at [•] at 10:00 a.m., New York time.

The special meeting is being held for the following purposes:

1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger and Amendment No.1 thereto, or together the “Merger Agreement,” by and among Synergx Systems Inc., Firecom, Inc., a Delaware corporation (“Firecom”) and FCI Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Firecom (“Merger Sub”), as it may hereafter be amended from time to time.

2.
To consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of such adjournment or postponement to adopt the Merger Agreement.

3.	To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

A copy of the Merger Agreement and Amendment are attached as Annex A-1 and A-2, respectively,  to this proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Synergx, which we refer to as the “Merger,” and each share of Synergx Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares held by us in treasury, shares held by Firecom or Merger Sub, and shares held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $0.70 in cash, without interest and less any applicable withholding taxes.

Our Board’s Recommendation

The disinterested members of our Board unanimously approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively and procedurally fair to, and in the best interests of, Synergx and its unaffiliated stockholders. The disinterested members of our Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement. A special committee of our Board, consisting of the Company’s two non-employee independent disinterested directors, has also unanimously approved the Merger Agreement and recommended that the Board approve and adopt the Merger Agreement.

Record Date, Notice and Quorum

We have fixed the close of business on [•], 2010 as the record date for the special meeting, and only Common Stockholders of record on the record date are entitled to vote at the special meeting. On the record date, there were 5,210,950 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Both abstentions and “broker non-votes” will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, we currently expect that the special meeting may be adjourned or postponed to solicit additional proxies.

Required Vote

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the proposal to adopt the Merger Agreement. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the Merger Agreement.

Completion of the Merger requires adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the special meeting.  At [*], 2010, Firecom owned 2,068,012 shares of our Common Stock, equal to approximately 40% of our outstanding Common Stock and has informed us that it will vote in favor of the proposal to adopt the Merger Agreement.  The vote of a majority of unaffiliated stockholders is not required under Delaware law and is not required by the Merger Agreement.  If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Under the rules of the Financial Industry Regulatory Authority, banks, brokers and other custodians who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the Merger Agreement. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Therefore, while “broker non-votes” will be counted for the purpose of determining a quorum, because completion of the Merger requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, any “broker non-votes” will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Revocability of Proxy

If you submit a proxy by telephone or by returning a signed and dated proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our Board on any other matters properly brought before the special meeting, or at any adjournments or postponements thereof, for a vote.

If you are a beneficial owner of shares held in street name and do not provide the nominee who holds your shares with specific voting instructions, the nominee will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.  ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE “AGAINST” THE APPROVAL OF THE MERGER AGREEMENT.  Please provide voting instructions to the nominee that holds your shares by carefully following its instructions.
Proxies received at any time before the special meeting that have not been revoked or superseded before being voted will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

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if you hold your shares in your name as a stockholder of record, by notifying our Chief Financial Officer at the following address: Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone, by voting again by telephone; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Persons Making the Solicitation

This proxy solicitation is being made and paid for by Synergx on behalf of its board of directors.  Synergx will pay all expenses of this solicitation, including the cost of preparing and mailing this document. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.  We also reserve the right to retain proxy solicitors to solicit proxies, in which case we will pay the solicitor’s fees and expenses.

We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Synergx Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any signed proxies received by Synergx in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies will allow Synergx’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Transfer or Sale of Shares

If you held your shares of Common Stock on [•], 2010, the record date for the special meeting, but sell or otherwise transfer your shares prior to the effective time of the Merger, you will retain your right to vote at the special meeting; however, you will not have the right to receive the Merger Consideration. The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who owns the shares of our Common Stock that you previously owned.

Common Stock Ownership of Directors and Executive Officers

As of the record date, certain of our directors and executive officers, as a group, directly or indirectly beneficially owned and were entitled to vote an aggregate of approximately 2,100,446 shares of Common Stock, which includes the shares owned by Firecom, representing approximately 40.3% of the voting power of Common Stock entitled to vote at the special meeting. These directors and executive officers have informed us that they intend to vote the shares of Common Stock that they own “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the Merger Agreement.  Firecom owns 2,068,012 shares of Synergx Common Stock equal to approximately 40% of Synergx’s outstanding Common Stock.  The members of the Special Committee do not have significant share holdings.

Other Matters

Our Board does not know of any other business that will be presented at the special meeting or any adjournment or postponement thereof. If any other proposal comes up for a vote at the special meeting or any adjournment or postponement thereof in which your proxy has provided discretionary authority, the proxy holders will vote your shares of Common Stock in accordance with their best judgment.

Questions and Additional Information

If you have more questions about the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our Chief Financial Officer at (516) 433-4700.

PROPOSAL NO. 1: THE MERGER

In this section: Synergx Systems Inc. is also referred to as “Synergx,” “we” or “us”; the Agreement and Plan of Merger, dated as of January 22, 2010, by and among Synergx, Firecom, Inc. (“Firecom”) and FCI Merger Corp. (“Merger Sub”) plus the Amendment is referred to as the “Merger Agreement”; the board of directors of Synergx is referred to as the “Board”; and the special committee of the Board, comprised of independent disinterested directors to consider, examine, explore, review, analyze and negotiate the terms and conditions of a “going private transaction,”, described in the section entitled “Special Factors: The Merger – Background of the Merger” beginning on page 12 of this proxy statement, is referred to as the “Special Committee.”
THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the complete Merger Agreement and Amendment which are attached as Annex A-1 and A-2 respectively  to this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the Merger.
The Merger Agreement and this summary have been included to provide you with information regarding the terms of the Merger Agreement. Neither is intended to provide any factual information about Synergx. The terms of the Merger Agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger and are solely for the benefit of the parties thereto.

The Merger Agreement contains representations and warranties that Synergx, Firecom and Merger Sub made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the Merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under United States federal securities laws.

General; The Merger

At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (which is referred to as the “DGCL”), Merger Sub will merge with and into Synergx and the separate corporate existence of Merger Sub will cease. Synergx will be the surviving corporation in the Merger. The certificate of incorporation of Synergx will be amended at the effective time of the Merger to be in the form of certificate of incorporation annexed to the Merger Agreement. The by-laws of Merger Sub in effect immediately prior to the effective time of the Merger will be the by-laws of the surviving corporation.

The directors of Merger Sub immediately prior to the effective time of the Merger will be the initial directors of the surviving corporation, until their successors are duly elected or appointed and qualified (in the manner provided in the certificate of incorporation and by-laws of the surviving corporation) or until their earlier death, resignation or removal. The officers of Synergx immediately prior to the effective time of the Merger (other than those who Firecom determines shall not remain as officers of the surviving corporation) will be the initial officers of the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Completion and Effectiveness of the Merger

We intend to complete the Merger promptly, but in no event more than three business days after all of the conditions to closing of the Merger contained in the Merger Agreement (described below under “The Merger Agreement–Conditions to Completion of the Merger”) are satisfied or waived, including the adoption of the Merger Agreement by the stockholders of Synergx. The Merger will become effective upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware or such later time as provided in the certificate of Merger and agreed to by Synergx and Firecom.

We are working to complete the Merger as quickly as possible. We currently plan to complete the Merger during the third quarter of calendar 2010 as the outside date in the Merger Agreement.  Pursuant to an amendment to the Forbearance Agreement, dated April 26, 2010, the Bank will, through July 31, 2010 refrain from demanding immediate payment in full of all obligations owed to the Bank.  The Bank, however, has also reserved an immediate present right to demand payment in full of all amounts due and commence collection action against the Company.  However, we cannot predict the exact timing because completion of the Merger is subject to certain conditions.

Consideration to be Received Pursuant to the Merger; Treatment of Equity Awards

The Merger Agreement provides that, as of the effective time of the Merger:

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each share of Common Stock of Synergx issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Synergx in treasury, shares held by Firecom or Merger Sub and shares of stockholders who have properly exercised appraisal rights under Delaware law) will be converted into the right to receive $0.70 in cash (the “Merger Consideration”), without interest and less any applicable withholding taxes, and will be automatically cancelled and retired and will cease to exist, and each certificate that immediately prior to the effective time of the Merger represented such shares of Common Stock shall, after the effective time of the Merger, only represent the right to receive the Merger Consideration;

•
each share of Common Stock of Synergx issued and outstanding immediately prior to the effective time that is held by Synergx in treasury or held by Firecom or Merger Sub will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for it;

•
each share of Common Stock of Synergx, the holder of which has properly exercised (and has not withdrawn or lost) appraisal rights under Section 262 of the DGCL, shall be cancelled and will cease to exist, except that it shall thereafter represent those rights under the DGCL (if such stockholder withdraws or loses its rights of appraisal, then such share shall be converted into and represent only the right to receive the Merger Consideration, without interest and less any applicable withholding taxes); and

•
each share of Common Stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into one newly issued, fully paid and nonassessable share of Common Stock of the surviving corporation.

Each option to acquire a share of Common Stock of Synergx, which is outstanding as of the effective time of the Merger, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment (without interest and less any applicable tax withholdings) equal to the product of:

•	the number of shares of Common Stock subject to such option; and

•	an amount that is equal to the excess, if any, of $0.70 over the exercise price per share of such option.

Payment for Synergx Common Stock in the Merger

Prior to the effective time of the Merger, Firecom will select a paying agent approved by Synergx. At the effective time of the Merger, Firecom will deposit (or will cause to be deposited) with the paying agent, in trust for the benefit of holders of Synergx Common Stock, cash sufficient to pay the amount owing under the Merger Agreement for all shares of Synergx Common Stock.

As soon as practicable after the effective time of the Merger, the paying agent will mail to each record holder of Common Stock, a letter of transmittal and instructions for use in effecting the surrender of his shares of Common Stock in exchange for the Merger Consideration. You should not send in your certificates representing shares of Common Stock until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if any of your certificates has been lost, stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Firecom, post a bond in a customary amount as indemnity against any claim that may be made with respect to such lost, stolen or destroyed certificates.
The paying agent will pay your Merger Consideration to you after you have surrendered your share certificates (or affidavits of loss in lieu thereof) and returned a duly executed letter of transmittal and any other documents as may reasonably be required by the paying agent. No interest will be paid or accrued in respect of cash payments of Merger Consideration. The surviving corporation and the paying agent may reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes.

Representations and Warranties

Synergx has made certain customary representations and warranties in the Merger Agreement to Firecom and Merger Sub that are subject in some cases to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our corporate organization and valid existence, power to conduct business, qualification and good standing;

•	ownership of our subsidiaries;

•	our capitalization;

•	our corporate authority to enter into and carry out the obligations under the Merger Agreement;

•	the adoption and recommendation of the Merger Agreement by our Board;

•	our reports and financial statements filed with the United States Securities and Exchange Commission (referred to as the “SEC”);

•	absence of certain changes since January 22, 2010;

•	compliance with applicable laws and regulations;

•	the required vote of holders of our Common Stock;

•	transactions with our affiliates;

•	the opinion of Ladenburg Thalmann;

•	the information filed with the SEC in connection with this proxy.

Certain aspects of our representations and warranties contained in the Merger Agreement are qualified by the concept of “Material Adverse Effect.” For the purposes of the Merger Agreement, a “Material Adverse Effect” means (1) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), results of operations or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, or (2) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of the Company to consummate the Merger.

However, the following matters will not be taken into account in determining whether there has been a Company Material Adverse Effect and will not be deemed to constitute a Company Material Adverse Effect:

•	the announcement or the existence of the Merger Agreement and the transactions contemplated hereby, or actions by Firecom or Synergx required to be taken pursuant to the Merger Agreement;

•	changes in general economic or political conditions or the financial markets (so long as Synergx is not disproportionately affected thereby);

•
changes in applicable laws, rules, regulations or orders of any governmental entity or interpretations thereof by any governmental entity or changes in accounting rules or principles (so long as Synergx is not disproportionately affected thereby);

•	changes affecting generally the industries in which Synergx conducts business (so long as Synergx is not disproportionately affected thereby);

•	any outbreak or escalation of hostilities or war or any act of terrorism (so long as Synergx is not disproportionately affected thereby); or

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any action taken at the written request of Firecom or any of its affiliates or mutually agreed to in writing by the parties to the Merger Agreement that, if taken without such consent, would have been prohibited by the terms of the Merger Agreement.

Firecom and Merger Sub have each made certain representations and warranties in the Merger Agreement to Synergx that are subject, in some cases, to specified exceptions and qualifications. Firecom’s and Merger Sub’s representations and warranties relate to, among other things:

•	their corporate organization and valid existence, power to conduct business, qualification and good standing;

•	their corporate authority to enter into, and carry out their obligations under, the Merger Agreement;

•	absence of a breach of Firecom’s or Merger Sub’s organizational documents or contracts, or of any laws, or the creation of any liens or payment obligations as a result of the Merger;

•	capitalization of Merger Sub;

•	availability of sufficient funds to finance Firecom’s and Merger Sub’s obligations under the Merger Agreement;

•	absence of brokers hired by Firecom or Merger Sub;

•	the information to be filed with the SEC regarding Firecom and Merger Sub in connection with this proxy statement;

•	absence of agreements with Synergx’s management relating to the Merger Agreement;

•	access to information relating to Synergx; and

•	solvency of the surviving corporation and its subsidiaries after the effective time of the Merger.

The representations and warranties contained in the Merger Agreement do not survive the effective time of the Merger.

Agreements Relating to Synergx’s Interim Operations

Synergx has agreed that, except as agreed to in writing by Firecom, as required by applicable law or as required by the Merger Agreement, subject to certain other exceptions, until the effective time of the Merger, Synergx and its subsidiaries will carry on their businesses in the usual, regular and ordinary course consistent with past practice and will use all reasonable efforts to preserve intact their respective business organizations, retain the services of their officers and directors and maintain their relationships with certain third parties.

In addition, Synergx has agreed that, subject to certain exceptions, neither it nor any of its subsidiaries will, prior to the effective time of the Merger, do any of the following without the prior written consent of Firecom:

•	declare, set aside or pay any dividend or make other distribution, except for dividends and distributions paid or made to Synergx by any of its subsidiaries;

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issue, sell, grant, pledge, dispose of or encumber or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests, any other securities convertible into or exchangeable for such shares or ownership interests, or rights, options or warrants to acquire such shares or ownership interests or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan;

•	change its organizational documents;

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acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or portion of assets of, or by any other manner, any business, corporation, partnership, joint venture, association or other business organization or division thereof or any assets that are material, individually or in the aggregate to Synergx and its subsidiaries taken as a whole;

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incur, guarantee, assume, prepay or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire debt securities or enter into any “keep well” or other arrangement to maintain any financial condition of another person;

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pay, discharge or satisfy any claims, liabilities or obligations other than payment, discharge or satisfaction in the ordinary course of business in accordance with their terms of liabilities reflected or reserved against in the financial statements (or the notes thereto) included in our Annual Report on Form 10-K filed with the SEC for the year ended September 30, 2009;

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increase the compensation or other benefits of Synergx’s officers or directors, enter into or amend any employment, change of control severance or retention agreement with any Synergx officer, or establish, enter into, adopt or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or their beneficiaries, or hire or terminate any employees outside the ordinary course of business;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Solicitation of Other Offers

Under the terms of the Merger Agreement, during the period from the date of the Merger Agreement though February 8, 2010 (the “Solicitation Period”), the Company, and its officers, directors, employees and representatives, were permitted to solicit third parties to make a Takeover Proposal to acquire the Company.  Any third party solicited during the Solicitation Period or who contacted the Company during such Period, and who the Special Committee believed in good faith to have the financial capability to effect a Takeover Proposal, and who executed an Acceptable Confidentiality Agreement by February 16, 2010 was deemed a “Solicited Party.”  After the termination of the Solicitation Period, the Company may negotiate and consider a Takeover Proposal from a Solicited Party or on an unsolicited basis after the termination of the Solicitation Period (an “Unsolicited Party”).  In the event the Merger Agreement were terminated by reason of the Company’s consideration of a Superior Proposal, the Company would not have to pay any termination fee to Firecom with respect to a Superior Proposal submitted by a Solicited Party, but would have to pay a fee in the amount of $200,000 with respect to a Superior Proposal submitted by an Unsolicited Party.  In either event, upon termination of the Merger Agreement, the Company would have to reimburse Firecom’s expenses, not to exceed $100,000.

For purposes of the Merger Agreement, a “Takeover Proposal” means any bona fide, written and solicited or unsolicited inquiry, proposal or offer (including, without limitation, a letter of intent) from any person or group relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of Synergx) or businesses that constitute 25% or more of the aggregate revenues, net income or assets of Synergx or its subsidiaries or 25% or more of any class of equity securities of Synergx or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 25% or more of any class of equity securities of Synergx or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Synergx or any of its subsidiaries pursuant to which any person or group or the stockholders of any person or group would own 25% or more of any class of equity securities of Synergx or any of its subsidiaries. For the purposes of the Merger Agreement a “Superior Proposal” means a Takeover Proposal, that, if consummated, would result in such person or group owning, directly or indirectly, more than 50% of the shares of Synergx’s equity securities then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent company of the surviving entity in a merger) or a majority of the assets of Synergx and its subsidiaries (taken as a whole), which the Special Committee determines in good faith (after consultation with its outside counsel and financial advisor) would, if consummated, be more favorable to Synergx’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (taking into account all the terms and conditions of such Takeover Proposal and the Merger Agreement, including, but not limited to, (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein), (y) all appropriate legal, financial (including the financing terms of such Takeover Proposal), regulatory and other aspects of such Takeover Proposal, and (z) any changes to the financial and other terms of this Agreement proposed by Firecom in response to such Takeover Proposal or otherwise).

Pursuant to the Amendment, any party which may have been considered a “Solicited Party” during the “Solicitation Period” shall no longer be considered to have such status for all purposes of the Merger Agreement.  Further,  Firecom has placed $500,000 into escrow pursuant to an Escrow Agreement to be held until the first to occur of: (i) the closing of the Merger at which time the escrow funds shall be applied to the consideration to be paid to the Company’s stockholders, (ii) the termination of the Merger Agreement other than by reason of the failure to obtain the Company’s stockholder’s approval at a stockholders’ meeting at which time the escrow funds shall be returned to Firecom, subject to any right of the Company to be reimbursed for expenses, and (iii) the termination of the Merger Agreement by reason of the failure to obtain the Company’s stockholder’s approval at a stockholders’ meeting at which time the escrow funds shall be delivered to the Company.  In addition, upon a third party Takeover Proposal being determined as a Superior Proposal, such third party must deposit $100,000 with the Company, by reason of costs incurred and to be incurred by it, and upon entering into an acquisition agreement with the Company the third party must deposit $400,000 pursuant to an escrow agreement similar to the one that the Company had with Firecom.

Special Meeting of Synergx’s Stockholders; Recommendation of the Board; Agreement With Respect to a Superior Proposal

Requirement to Make Recommendation. The Merger Agreement provides that Synergx will duly call and hold a meeting of its stockholders as soon as practicable after the proxy statement is cleared by the SEC for the sole purpose of seeking the stockholders’ adoption of the Merger Agreement. The Merger Agreement further provides that, except in certain limited circumstances described below, the Board must recommend the adoption of the Merger Agreement by Synergx’s stockholders, and use reasonable best efforts to effect the Merger.

At any time prior to adoption of the Merger Agreement by our stockholders, if the Board or the Special Committee determines in good faith, after consultation with outside counsel, that failure to take any of the following actions would be inconsistent with the Board’s exercise of its fiduciary duties to our stockholders under applicable law, then the Board (upon the recommendation of the Special Committee) may withdraw, modify or qualify its recommendation for our stockholders to adopt the Merger Agreement in a manner adverse to Firecom or approve or recommend any Superior Proposal.

Agreement with Respect to Superior Proposal. At any time prior to the adoption of the Merger Agreement by our stockholders, the Board may enter into an agreement regarding a Superior Proposal if the Board or the Special Committee determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with the exercise of its fiduciary duties to Synergx’s stockholders under applicable law, and Synergx simultaneously terminates the Merger Agreement in accordance with its terms and pays to Firecom the termination fee as described in further detail below in “—Effects of Terminating the Merger Agreement.”

Access to Information

Until the earlier of the effective time of the Merger or the termination of the Merger Agreement, on reasonable notice and subject to applicable law and certain other exceptions, we are required to afford to Firecom and its representatives reasonable access to Synergx’s and its subsidiaries’ representatives, properties, contracts, books and records and reports, schedules or other documents filed or received pursuant to applicable laws.

Indemnification and Insurance of Synergx’s Directors and Officers

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of current or former directors, officers or employees of Synergx and its subsidiaries under the provisions of their respective organizational documents or other agreements will survive the Merger and continue in full force and effect. For a period of six years after the effective time of the Merger, Firecom is required to cause the surviving corporation to honor all provisions for indemnification and advancement of expenses under the organizational documents of Synergx and its subsidiaries, as in effect immediately prior to the Merger, and under the indemnification agreements (in effect on the date of the Merger Agreement) of Synergx and its subsidiaries with their respective directors and officers. The surviving corporation is also required to indemnify (and provide customary advancement of expenses to) the current directors and officers of Synergx and its subsidiaries to the fullest extent permitted by law with respect to any costs, expenses, judgments, fines, losses, claims, settlements, damages and liabilities incurred in connection with any actual or threatened action, proceeding or claim arising out of such person’s service as such director or officer or performed at the request of Synergx or any of its subsidiaries.

The Merger Agreement provides that prior to the effective time of the Merger, Firecom will cause the surviving corporation to obtain (effective as of the effective time of the Merger) and fully pay the premium for an extension of the directors’ and officers’ liability coverage under our existing directors’ and officers’ insurance policies and of our existing fiduciary liability insurance policies for a period of six years from and after the effective time of the Merger on terms that are no less advantageous than under our existing policies. If the surviving corporation fails to obtain such extension (or, with respect to fiduciary liability insurance, as an alternative), the surviving corporation is required to purchase and maintain in effect for a period of six years after the Merger comparable coverage with terms no less advantageous than under our current policies.

The Special Committee members, Harris Epstein and Ronald Fetzer, are parties to indemnification agreements with us. These agreements provide, among other things, that we shall (1) indemnify them against certain liabilities that may arise by reason of their status as members of the Special Committee and (2) reimburse the expenses actually and reasonably incurred as a result of any proceeding against them by third parties or by or in right of the Company.

Filings; Other Actions

The Merger Agreement provides that each of Synergx and Firecom agrees to use reasonable best efforts to cooperate with each other in:

•	causing the closing conditions (as described in further detail below under “— Conditions to Completion of the Merger”) to be satisfied;

•	taking all other actions and do all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement (including the Merger);

•
determining whether any filings are required to be made with, or consents, approvals, permits, authorizations or waivers are required to be obtained from, any third party or governmental entity in connection with the Merger Agreement, and

•	timely making all such filings and timely seeking all such consents, approvals, permits, authorizations or waivers;

•	obtaining all necessary consents, approvals and waivers, making all necessary registrations and filings, and taking all steps necessary to avoid any action or proceeding by a governmental entity; and

•
subject to applicable legal limitations and the instructions of any governmental entity, keeping each other appraised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement (including promptly furnishing the other with copies of notices or other communications received with respect to such transactions).

Conditions to Completion of the Merger

Conditions to Each Party’s Obligation to Effect the Merger. Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	adoption of the Merger Agreement by Synergx’s stockholders at the special meeting to be called after Synergx files with and obtains clearance from the SEC staff of the requisite proxy material; and

•
the absence of any law, statute, rule, regulation, order, decree, ruling, judgment or injunction of any governmental entity which has the effect of making the Merger illegal or prohibiting or preventing the consummation of the Merger.

Conditions to Synergx’s Obligation to Effect the Merger. The obligation of Synergx to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•
Firecom and Merger Sub must have performed in all material respects their respective obligations under the Merger Agreement required to be performed by them at or prior to the effective time of the Merger and received all necessary consents, if any;

•
the representations and warranties of Firecom and Merger Sub contained in the Merger Agreement must be true and correct in all respects as of January 22, 2010 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such date); and

•
Synergx shall have received confirmation from its insurance agent or carrier that for six years from the effective date of the Merger, a directors and officers insurance policy shall be in place with at least the same coverage and containing terms and conditions which are not less advantageous to the beneficiaries of the current policies.

Conditions to Firecom’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Firecom and Merger Sub to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	holders of not more than an aggregate of 10% of Synergx’s outstanding shares of Common Stock have sought appraisal rights under the DGCL;

•
Synergx must have performed in all material respects its obligations under the Merger Agreement required to be performed at or prior to the effective time of the Merger and received all necessary consents, if any;

•
the representations and warranties of Synergx contained in the Merger Agreement must be true and correct in all respects as of January 22, 2010 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such date);

•	Ladenburg Thalmann shall not have withdrawn or amended its Fairness Opinion that the Merger Consideration is fair, from a financial point of view to Synergx’s unaffiliated stockholders;

•	the directors of the Company shall have resigned as directors of the Company; and

•
there must not have occurred and be continuing a company material adverse effect (as described under the section entitled “The Merger Agreement – Representations and Warranties” beginning on page 40 of this proxy statement).

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, whether prior to or after the adoption of the Merger Agreement by Synergx’s stockholders:

•	by mutual written consent of Firecom and Synergx; and

•	by either Firecom or Synergx, if:

•
the Merger has not been consummated on or before June 30, 2010, provided that neither party may not terminate the Merger Agreement if the Merger has not have been consummated by June 30, 2010 principally due to its breach of any representation, covenant or warranty or failure to perform any obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•
any governmental entity has enacted, issued, or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable; or

•	the stockholder meeting shall have concluded (including any adjournments or postponements thereof) and the stockholder adoption of the Merger Agreement has not been obtained.

Firecom also may terminate the Merger Agreement if:

•
Synergx has breached in any material respect its covenants and agreements contained in the Merger Agreement, or any of Synergx’s representations and warranties contained in the Merger Agreement was inaccurate as of January 22, 2010 or is not capable of being accurately made as of the effective time of the Merger so as to reasonably be expected to result in the failure of the closing condition relating to the accuracy of such representations and warranties to be satisfied, provided, however, that if such breach or inaccuracy, as the case may be, is curable by Synergx through the exercise of commercially reasonable efforts, Firecom may not terminate the Merger Agreement until the expiration of a 10-day period after Firecom gives written notice to Synergx (during which such breach or inaccuracy shall not have been cured); or

•	in the event that (i) the Special Committee or Synergx’s Board shall change their recommendation or (ii) Synergx fails to comply with any limitations on solicitation of other offers.

Synergx may also terminate the Merger Agreement if:

•
Synergx enters into an agreement with respect to a Superior Proposal (as described in the section entitled “The Merger Agreement –Special Meeting of Synergx’s Stockholders; Recommendation of the Board; Agreement With Respect to a Superior Proposal” beginning at page 43 of this proxy statement);

•
Synergx’s Board withdraws, modifies or qualifies its recommendation for its stockholders to adopt the Merger Agreement in a manner adverse to Firecom (as described in the section entitled “The Merger Agreement –Special Meeting of Synergx’s Stockholders; Recommendation of the Board; Agreement with Respect to a Superior Proposal” beginning at page 43 of this proxy statement); or

•
Firecom or Merger Sub has breached in any material respect its covenants and agreements contained in the Merger Agreement, or any of Firecom’s or Merger Sub’s representations and warranties contained in the Merger Agreement was inaccurate as of January 22, 2010 or is not capable of being accurately made as of the effective time of the Merger so as to reasonably be expected to result in the failure of the closing condition relating to the accuracy of such representations and warranties to be satisfied, provided, however, that if such breach or inaccuracy, as the case may be, is curable by Firecom or Merger Sub through the exercise of commercially reasonable efforts, Synergx may not terminate the Merger Agreement until the expiration of a 10-day period after Synergx gives written notice to Firecom (during which such breach or inaccuracy shall not have been cured), or until Firecom or Merger Sub ceases to exercise commercially reasonable efforts to cure such breach, whichever is earlier.

Effects of Terminating the Merger Agreement

In the event the Merger Agreement is terminated by reason of the Company’s consideration of a Superior Proposal, the Company would have to reimburse Firecom’s expenses, not to exceed $100,000. The Company has also agreed to pay Firecom an additional termination fee equal to $200,000 if the Merger Agreement is terminated by reason of the Company’s consideration of a Superior Proposal by an Unsolicited Party.

Firecom has agreed to reimburse us up to $250,000 if we terminate the Merger Agreement as a result of Firecom and/or Merger Sub having materially breached any of its covenants or agreements contained in the Merger Agreement (including Firecom’s or Merger Sub’s failure to effect the Merger).

Limited Remedies

The maximum aggregate liability of Firecom and Merger Sub for any loss or damage suffered in connection with the Merger Agreement or the transactions contemplated thereby (including Firecom’s or Merger Sub’s failure to effect the Merger) is limited to the amount of the expense reimbursement, and we are not entitled to seek any other damages or recovery of any kind against Firecom, Merger Sub, Firecom or any of their respective affiliates in connection with the Merger Agreement or the transactions contemplated thereby.

Fees and Expenses

Except for the payment of termination fees or expense reimbursements, as described under “—Effects of Terminating the Merger Agreement,” all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expenses whether or not the Merger is consummated.

Amendment of the Merger Agreement and Extension and Waiver

At any time prior to the effective time of the Merger, the Merger Agreement may be amended by Synergx, Firecom and Merger Sub by a written instrument signed by each party in accordance with applicable law.

Prior to the effective time of the Merger, any party to the Merger Agreement may, by written instrument signed by such party, (i) extend the time for the performance of any obligation or other act of another party, (ii) waive any inaccuracy in the representations and warranties of another party or (iii) waive compliance with any covenant or agreement of another party or condition to its own obligations.

General Provisions

The Merger Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

The general provisions section of the Merger Agreement also contains additional provisions regarding the non-survival of representations and warranties, notices, counterparts, third-party beneficiaries, waiver of jury trial, assignment, severability, enforcement of the Merger Agreement and the interpretation and construction of the Merger Agreement.

APPRAISAL RIGHTS

Under Delaware law, Synergx’s stockholders are entitled to appraisal rights in connection with the Merger. If the Merger is consummated, dissenting stockholders who follow the procedures described below within the appropriate time periods will be entitled to have their shares of stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with interest from the effective time of Merger, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. These rights are known as appraisal rights.

If a stockholder wishes to exercise appraisal rights in connection with the Merger, the stockholder must not vote in favor of adoption of the Merger Agreement, must continuously be the holder of record of such shares through the effective time of the Merger, and must meet the conditions described below. A stockholder’s vote in favor of the adoption of the Merger Agreement will constitute a waiver of such stockholder’s appraisal rights.

Section 262 of the Delaware General Corporation Law (the “DGCL”), which contains the conditions necessary to secure appraisal rights, is set forth in full in Annex C to this proxy statement. The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to stockholders concerning the availability of appraisal rights under Section 262.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with Synergx before the vote on the Merger at the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the Merger. Stockholders electing to exercise their appraisal rights must not vote for the Merger. However, any proxy or such vote against the Merger, abstention from voting or failure to vote on the Merger will not in and of itself constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A Synergx stockholder who elects to exercise appraisal rights should mail or deliver his written demand to Synergx at its address at 209 Lafayette Drive, Syosset, NY 11791, Attention: Chief Financial Officer. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her stock. Within ten days after the effective time of the Merger, Synergx must provide notice of the effective time of the Merger to all of its stockholders who have complied with Section 262 and have not voted for the Merger.

Within 120 days after the effective time of the Merger, any stockholder who has satisfied the requirements of Section 262 may deliver to Synergx a written demand for a statement listing the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

Within 120 days after the effective time of the Merger (but not thereafter), either Synergx or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of such stockholder’s Synergx shares. Synergx has no present intention to commence an appraisal proceeding by filing such a petition if demand for appraisal is made.

Upon the commencement of an appraisal proceeding by a stockholder in accordance with Section 262, service of a copy must be made upon Synergx, which must, within 20 days after service, file in the office of the Register in Chancery in which the proceeding was commenced, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Synergx. If a petition is filed by Synergx to commence an appraisal proceeding, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of a petition commencing an appraisal proceeding by registered or certified mail to Synergx and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be adopted by the court, and the costs thereof will be borne by Synergx.

If an appraisal proceeding is commenced in a timely fashion, after a hearing on the petition commencing such proceeding, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Synergx stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the Cash Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party will have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the Merger Agreement only with the consent of Synergx and Firecom. If no appraisal proceeding is commenced within 120 days after the effective time of the Merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as Synergx has no obligation to commence an appraisal proceeding, any stockholder who desires that a proceeding be commenced is advised to file a petition on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Synergx stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of a stockholder’s appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

PROPOSAL NO. 2: ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING

Proposal for Adjournments or Postponements of the Special Meeting

We are asking Synergx stockholders to vote on a proposal to approve any adjournments or postponements of the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the special meeting to adopt the Merger Agreement. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the Merger Agreement by the time of the special meeting. In that event, we would need to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment or postponement proposal relates only to an adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain stockholder adoption of the Merger Agreement. Any other adjournment of the special meeting (e.g., an adjournment or postponement required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

Firecom holds 39.7% of the outstanding shares of Synergx’s Common Stock.  Although it is likely that other Synergx stockholders holding an additional 10.4% of the outstanding shares of Synergx’s Common Stock will vote to approve the Merger, there is no assurance that Synergx will receive the approval of more than 50% of the outstanding shares.  Firecom does not have any agreements or understandings with third parties regarding voting at the special meeting.

The approval of a proposal to adjourn or postpone the special meeting would require the affirmative vote of a majority of the shares of our Common Stock present in person or by proxy and voting at the special meeting. The failure to vote shares of our Common Stock would have no effect on the approval of the adjournment or postponement proposal.

Our board of directors recommends that you vote “FOR” the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies. Properly executed proxies will be voted “FOR” the adjournment or postponement proposal, unless otherwise noted on the proxies.

MARKET PRICE OF SYNERGX COMMON STOCK

Our Common Stock has been quoted on the Pink Sheets using the “SYNX.PK” symbol since our delisting from the Nasdaq Capital Market, or Nasdaq, on August 17, 2009 for failure to comply with the $1 per share minimum bid price requirement under Marketplace Rule 4310(c)(4).  Prior to its delisting on August 17, 2009, Synergx Common Stock has been traded on NASDAQ since April 11, 1989 under the "FTEC" symbol and since May 2002 under the “SYNX” symbol. The following table shows the high and low bid and ask quotations for each fiscal quarter from October 1, 2007 through August 16, 2009 which quotations were obtained from the Financial Industry Regulatory Authority.  The bid and ask quotations from August 17, 2009 to May 10, 2010 were obtained from the Pink OTC Markets Inc. and reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Bid		Ask
Quarter Ended	High	Low	High	Low
Fiscal Year Ended September 31, 2008
December 31, 2007	2.20	1.22	2.30	1.25
March 31, 2008	1.32	0.01	2.13	0.66
June 30, 2008	1.03	0.25	1.43	0.58
September 30, 2008	0.87	0.25	1.00	0.26

Fiscal Year Ended September 30, 2009
December 31, 2008	0.38	0.16	0.74	0.25
March 31, 2009	0.78	0.27	1.80	0.33
June 30, 2009	0.73	0.31	0.82	0.39
September 30, 2009	0.41	0.16	0.49	0.16

Fiscal Year Ending September 30, 2010
December 31, 2009	0.35	0.10	0.38	0.10
March 31, 2010	0.71	0.20	0.71	0.10
June 30, 2010 (through May 10, 2010)	0.68	0.60	0.69	0.61

The above quotations represent prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.  As of May 10, 2010, there were approximately 250 record holders of Synergx Common Stock.  The Company has not paid any dividends on its Common Stock.

SUMMARIZED FINANCIAL INFORMATION

Set forth below is summarized financial data for the Company as of March 31, 2010, September 30, 2009 and September 30, 2008 and the fiscal quarter and years then ended.  The financial data for September 30, 2009 and September 30, 2008 and the years then ended has been derived from the audited financial statements contained in the Company’s Form 10-K for the fiscal year ended September 30, 2009 (the “2009 10-K”). The financial data for March 31, 2010 and the six months then ended has been derived from the unaudited financial statements contained in the Company’s Form 10-Q for the quarter ended March 31, 2010 (the “2010 10-Q” and together with the 2009 10-K, the “Periodic Reports”).  This data should be read in conjunction with the consolidated financial statements and other financial information contained in the Periodic Reports, including the notes thereto, incorporated by reference into this proxy statement. More comprehensive financial information is included in the Periodic Reports, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to the Periodic Reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

	March 31, 2010	September 30, 2009	September 30, 2008
Current assets	$6,688,457	$7,677,000	$8,470,000
Noncurrent assets	654,928	745,000	1,066,000
Total assets	$7,343,385	$8,422,000	$9,536,000

Current liabilities	$4,423,293	$4,449,000	$4,634,000
Noncurrent liabilities	16,617	31,000	575,000
Total liabilities	4,439,910	4,480,000	5,209,000
Total stockholders’ equity	2,903,475	3,942,000	4,327,000
Total assets and stockholders’ equity	$7,343,385	$8,422,000	$9,536,000

	March 31, 2010	September 30, 2009	September 30, 2008
Revenues	$5,433,868	$18,828,000	$20,104,000
Operating expenses	6,429,103	19,147,000	20,978,000
Income (Loss) from operations	(995,235)	(319,000)	(874,000)
Net loss	$(1,042,724)	$(397,000)	$(1,278,000)
Net loss per share	$(0.20)	$(0.08)	$(0.25)

Weighted average shares outstanding	5,210,950	5,210,950	5,210,950

The book value of the Company at March 31, 2010 and September 30, 2009 was $0.56 and $0.76, respectively.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of [*], 2010, as to shares of our Common Stock beneficially owned by: (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of our Common Stock, (ii) each of our directors and the following executive officers (whom we refer to as our “named executive officers”): our chief executive officer, chief financial officer and the three most highly compensated executive officers at the end of the last completed fiscal year (other than the chief executive officer and chief financial officer) and (iii) all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock that they beneficially own.

The following table sets forth certain information known to us regarding beneficial ownership of our outstanding Common Stock at [*], 2010 of (i) each beneficial owner of more than five percent of the Common Stock, (ii) each of our Directors, and (iii) all of our Officers and Directors as a group.  Unless otherwise indicated, the address of the below-listed persons is our address, 209 Lafayette Drive, Syosset, NY 11791.

Common Stock beneficially owned at [*], 2010

Name and Address of Beneficial Owner	Number of Shares	Percent of Shares
Paul Mendez (1)	2,068,112	39.7%
John A. Poserina (2)	48,334	*
Harris Epstein (3)	5,000	*
Peter Barotz	-	*
Ronald Fetzer	-	*
All Executive Officers and Directors as a Group (5 persons)	2,135,346	40.8%

Total Shares Issued and Outstanding	5,210,950	100%

(1) Address is 3927 59th Street, Woodside, N.Y. Includes 2,068,012 shares owned by Firecom.  Mr. Paul Mendez is the Chairman of the Board of Directors and controlling stockholder of Firecom.  For purposes of Rule 13d-3, Mr. Mendez may be deemed the indirect beneficial owner of the shares owned by Firecom.  Mr. Mendez disclaims any economic interest or beneficial ownership of such shares.

(2) Includes 16,000 shares of Common Stock issuable upon exercise of options granted with exercise price of $2.50 per share.

(3) Includes 5,000 shares of Common Stock issuable upon exercise of options granted with exercise price of $2.50 per share.

*      Less than 1%

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board that you adopt the Merger, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The Board and the Special Committee were aware of these interests and considered them, among other matters, in reaching the decision to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that you vote in favor of adopting the Merger Agreement.

Arrangements with our Executive Officers Relating to a Change of Control and/or Termination of Employment

Mr. Poserina’s Employment Agreement, executed January 1, 1997 provides that if  Mr. Poserina is terminated without "Cause" (as such term is defined in the Employment Agreement) by us he will be entitled to receive, for up to six months (the “severance period”), his annual base salary reduced by the compensation he may receive from any new employment. If there is a sale of all or substantially all of our assets or equity, then the severance period shall be 12 months without regard to any other compensation he might receive from new employment during the 12-month severance period.  Therefore, upon the completion of the Merger, Mr. Poserina would be eligible for a 12-month severance period.

Indemnification Under the Merger Agreement

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of current or former directors, officers or employees of Synergx and its subsidiaries under the provisions of their respective organizational documents or other agreements will survive the Merger and continue in full force and effect. For a period of six years after the effective time of the Merger, Firecom is required to cause the surviving corporation to honor all provisions for indemnification and advancement of expenses under the organizational documents of Synergx and its subsidiaries, as in effect immediately prior to the Merger, and under the indemnification agreements (in effect on the date of the Merger Agreement) of Synergx and its subsidiaries with their respective directors and officers. The surviving corporation is also required to indemnify (and provide customary advancement of expenses to) the current directors and officers of Synergx and its subsidiaries to the fullest extent permitted by law with respect to any costs, expenses, judgments, fines, losses, claims, settlements, damages and liabilities incurred in connection with any actual or threatened action, proceeding or claim arising out of such person’s service as such director or officer or performed at the request of Synergx or any of its subsidiaries.

The Merger Agreement provides that prior to the effective time of the Merger, Firecom will cause the surviving corporation to obtain (effective as of the effective time of the Merger) and fully pay the premium for an extension of the directors’ and officers’ liability coverage under our existing directors’ and officers’ insurance policies and of our existing fiduciary liability insurance policies for a period of six years from and after the effective time of the Merger on terms that are no less advantageous than under our existing policies. If the surviving corporation fails to obtain such extension (or, with respect to fiduciary liability insurance, as an alternative), the surviving corporation is required to purchase and maintain in effect for a period of six years after the Merger comparable coverage with terms no less advantageous than under our current policies.

Certain Relationships between Firecom and Synergx

At September 30, 2007, Firecom (a privately owned company involved in the fire alarm and life safety business) owned 1,352,544 shares or approximately 26% of the Company’s outstanding shares of Common Stock.  In June 2008, Firecom purchased an additional 225,568 shares and in January 2009, Firecom purchased another 490,000 shares increasing its beneficial ownership to 2,068,012 shares, equal to approximately 40% of the Company’s outstanding Common Stock.

Mr. Paul Mendez, the Company’s President and Chief Executive Officer also serves as Chairman of the Board of Directors and Chief Executive Officer of Firecom. On June 10, 2008, the Company entered into an employment agreement with Mr. Mendez under which the Company would pay Mr. Mendez an annual base salary of $20,000.  The  employment agreement was modified in January 2009 to increase Mr. Mendez’s salary, retroactive to October 1, 2008, to an annual base salary of $250,000. Mr. Mendez does not participate in the Company’s health-care or other benefit plans.  Pursuant to the employment agreement, either the Board of Directors of the Company or Mr. Mendez may terminate his employment without cause and at any time. Mr. Mendez devotes approximately 50% of his time to the affairs of the Company. In the employment agreement with the Company, Mr. Mendez has agreed to certain non-competition and confidentiality provisions.  Peter Barotz serves as a director of both the Company and Firecom.

Firecom also provides the Company with a full time employee who serves as President of the Company’s fire alarm products and services activities. For the year ended September 30, 2009, the Company reimbursed Firecom $191,000 for the services of this individual, which includes reimbursement for salary, payroll taxes and other employee benefits.  These expenses are included in cost of service revenue.  For the year ended September 30, 2008, the Company paid Firecom $135,000 for the same services.  For the year ended September 30, 2009 the Company paid $50,000 to Firecom for another employee who serves in a fire alarm administrative function, no money was paid for this employee during the year ended September 30, 2008 as the employee began work for the Company in January 2009.

The Company and Firecom have entered into several transactions that are not financially material to the revenues, gross profit or net income (loss) of the Company.  Firecom has provided certain sales leads to the Company for products Firecom does not sell. These sales leads have resulted in additional sales of products to customers. The Company has paid Firecom a 2% sales commission related to these sales which amounted to $6,000 for the year ended September 30, 2009 and there were no such transactions for the year ended September 30, 2008.  Firecom has manufactured and sold to the Company certain fire alarm equipment made to the Company’s specifications. The cost of this equipment to the Company was $22,000 and $35,000 for the years ended September 30, 2009 and 2008, respectively.  The Company from time to time has purchased and sold certain products used in Firecom’s business.  During the years ended September 30, 2009 and 2008, these products were sold to Firecom for $395,000 and $85,000, respectively.  During the three months ended December 31, 2009, these products were sold to Firecom for $38,000. The Company has a consulting agreement with Firecom pursuant to which Firecom provides certain hardware and software engineering and field trouble-shooting services. Firecom has not charged the Company for these services. In offering these services, Firecom has agreed to keep information confidential and refrain from use of the information in its business.  The transactions described above are similar in price and terms with other contracts Synergx has entered into with other customers and suppliers in the ordinary course of business.

As of September 30, 2009 and 2008, the Company owed Firecom $24,000 and $3,000, respectively, which is included in Accounts Payable.  There were no accounts payable from the Company to Firecom at December 31, 2009.

As of September 30, 2009 and 2008, Firecom owed the Company $63,000 and $34,000 respectively, which is included in Accounts Receivable.  At December 31, 2009, Firecom owed the Company $31,000.

Effective October 1, 2009, the Company entered into a lease with Firecom to lease 1,500 square feet of office space and 500 square feet of warehouse space and use of common areas at Firecom’s facility in Woodside, NY.  This facility serves as the Company’s new service center for New York City.

The lease became effective October 1, 2009 and ends December 31, 2014.  Lease payments began January 1, 2010, as there was no rent for the first three months.  Lease payments are $2,500 per month ($30,000 per year), with no charges for utilities and services, plus a portion of building tax escalation  and additional rent of approximately $15,000 per year to cover capital improvements.

Purchases by Firecom

On June 10, 2008, Firecom purchased 225,468 shares of  Common Stock from Daniel S. Tamkin at $2.75 a share, for a total purchase price of $620,037 upon exercise by Mr. Tamkin of a put option previously granted to him under a Put Option Agreement, dated January 18, 2007, between Firecom and Mr. Tamkin.  On January 30, 2009, Firecom purchased 490,000 shares of Common Stock from Heartland Advisors, Inc, at $0.60 a share, for a total purchase price of $294,000

SUBMISSION OF STOCKHOLDER PROPOSALS

We will hold our 2010 annual meeting of stockholders only if the Merger is not consummated because, if the Merger is consummated, we will no longer be a publicly-held company following such consummation. If the Merger is not consummated, we will publicly notify you of the expected date that we plan to print and mail our 2010 annual meeting proxy materials at the time we establish a date for such meeting. In such case, any stockholder wishing to have a proposal considered for inclusion in our 2010 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with the Chief Financial Officer of Synergx at 209 Lafayette Drive, Syosset, NY 11791 not later than [*], 2010. Proposals received after such date would be considered untimely and not be included in our annual meeting proxy solicitation materials (in the event that the Merger is not consummated). If we hold our 2010 annual meeting of stockholders, our board of directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2010 annual meeting proxy solicitation materials.

OTHER MATTERS

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act, including matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are presented at the special meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.
HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokerages and other custodian record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. Synergx will promptly deliver a separate copy of this proxy statement to you if you call or write to Synergx at the following address or telephone number: Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791, (516) 433-4700. If you want to receive separate copies of this proxy statement, you should contact your bank, broker or other custodian record holder, or you may contact Synergx at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.synergxsystems.com under Investor Relations — SEC Filings. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Synergx Systems Inc., Attention: Chief Financial Officer, 209 Lafayette Drive, Syosset, NY 11791, (516) 433-4700. If you would like to request such documents, please do so by [•], in order to receive them before the special meeting.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

1)	Annual Report on Form 10-K for the year ended September 30, 2009, filed with the SEC on December 29, 2009;
2)	Quarterly Report on Form 10-Q for the quarters ended December 31, 2009 and March 31, 2010, filed with the SEC on February 9, 2010 and May 14, 2010;
3)	Current Reports on Form 8-K, filed with the SEC on January 14, 2010, January 25, 2010, March 25, 2010 and May 4, 2010.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

FIRECOM, INC.
a New York corporation,

FCI MERGER CORP.
a Delaware corporation,

and

SYNERGX SYSTEMS INC.
a Delaware corporation

January 22, 2010

A-1

Annex B

January 22, 2010

The Special Independent Committee of
Outside Directors of
The Board of Directors
Synergx Systems Inc.
209 Lafayette Drive
Syosset, NY 11791

Gentlemen:

We have been advised that Synergx Systems Inc. (“Synergx”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Synergx, Firecom, and into Synergx, with Synergx continuing as the surviving corporation in the merger (the “Merger”) and each issued and outstanding share of Common Stock, par value $0.001 per share, of Synergx, other  than any Appraisal Shares or Cancelled Shares, will be converted into the right to received sixty ($0.60) cents in cash, per share, without interest (the “Merger Consideration”).  Only Synergx stockholders other than Firecom (the “Unaffiliated Stockholders”) will be entitled to receive the Merger Consideration.

Capitalized items used herein, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.  The terms and conditions of the Merger and other actions contemplated are more specifically set forth in the Merger Agreement.

Ladenburg Thalmann is a full service investment bank providing investment banking, brokerage, equity research, institutional sales and trading, and asset management services.  In the ordinary course of business, Ladenburg Thalmann, certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Synergx, Firecom or any other party that may be involved in the Merger and/or their respective affiliates.

We have been retained to render an opinion as to whether, on the date of such opinion the Merger Consideration to be received by Synergx’s Unaffiliated Stockholders in the Merger is fair from a financial point of view to Synergx’s Unaffiliated Stockholders.

Our opinion does not address any other term or aspect of the Merger or the Merger Agreement, including, but not limited to, the fairness of the Merger to, or any consideration therewith by, any other stockholders, creditors or other constituencies nor as to the fairness of the amount or nature of the compensation to any officers, directors or employees of any parties to the Merger, or class

The Special Independent Committee of Outside Directors
of the Board of Directors
Synergx Systems Inc.
January 22, 1010

of such persons, relative to the Merger Consideration to be received by the Unaffiliated Stockholders, or otherwise.  We do not express any opinion as to the underlying valuation or future performance of Synergx of Firecom, or the price at which Synergx’s or Firecom’s securities might trade at any time in the future.

We have not been requested to opine as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that might exist for Synergx, the decision of whether Synergx should complete the Merger, and other alternatives to the Merger that might exist for Synergx.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed a draft of the Merger Agreement dated as of January 22, 2010
•
Reviewed publicly available financial information and other data with respect to Synergx that we deemed relevant, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2009, its Current Report on Form 8-K  filed January 14, 2010, and the Schedule 13D amendment 5 filed by Firecom on January 14, 2010.

•
Reviewed non-public information and other data with respect to Synergx, including financial projections for the three year period ending September 30, 2012 (the “Projections”), and other internal financial information and management reports.

•	Reviewed Synergx’s current stockholder ownership.
•	Considered the historical financial results and present financial condition of Synergx.
•	Reviewed and compared the trading of, and the trading market for, Synergx’s Common Stock, and two general market indices.
•	Reviewed and analyzed Synergx’s projected unlevered free cash flows derived from the Projections and prepared a discounted cash flow analysis.
•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Synergx.
•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics compared to that of Synergx.
•	Reviewed Firecom’s prior purchases of Synergx Common Stock within the past two years.
•	Reviewed the premiums and discounts implied by the Merger Consideration over Synergx’s stock price for various periods.
•	Reviewed Synergx’s historical and projected net book value, as derived from the Projections.
•
Reviewed and discussed with Synergx’s management and other “Synergx representatives certain financial and operating information furnished by them, including financial analyses and the Projections with respect to Synergx’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

The Special Independent Committee of Outside Directors
of the Board of Directors
Synergx Systems Inc.
January 22, 1010

In arriving at our opinion, with your consent, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information  that was supplied or otherwise made available to us and we have further relied upon the assurances of Synergx’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.  With respect to the financial information and the Projections reviewed, we assumed that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion.  We have not evaluated the solvency or fair value of Synergx, including without limitation any actuarial analyses, under any applicable foreign, state or federal laws relating to bankruptcy, insolvency or similar matters.  We have not physically inspected Synergx’s  assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). We have not attempted to confirm whether Synergx has good title to its assets.

We assumed that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules and regulations.  We have assumed, with your consent, that the final executed forms of the Merger Agreement will not differ in any material respect from the drafts we have reviewed and the Merger will be consummated on the terms set forth in the Merger Agreement, without further amendments thereto, and without waiver by Synergx of conditions to any of its obligations thereunder or in the alternative that any such amendments or waives thereto will not be detrimental to Synergx or its Unaffiliated Stockholders in any material respect.  We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Merger will not have an adverse effect on Synergx, Firecom or the Merger.  We have also assumed that the representations and warranties of the parties thereto contained in the Merger Agreement are true and correct and that each such party  will perform all of the covenants and agreements to be performed by it under the Merger Agreement.  At your direction, we have not been asked to, nor do we, offer any opinion as to the contractual terms of the Merger Agreement or the prospect that the conditions set forth in the Merger Agreement will be satisfied.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of January 22, 2010.  Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion to you or any other person.

Our opinion is for the use and benefit of the Special Independent Committee of Outside Directors of the Board of Directors of Synergx in connection with its consideration of the Merger.  Our opinion may not be used by any other person, including the shareholders / stockholders, noteholders, lenders or creditors of Synergx or for any other purpose without our prior written consent.  Our opinion is not intended to and does not constitute an opinion or recommendation to any of Synergx’s stockholders as to how such stockholder should vote or act with respect to the Merger, should a vote of such stockholders be required, or any matter relating

The Special Independent Committee of Outside Directors
of the Board of Directors
Synergx Systems Inc.
January 22, 1010

thereto.  Our opinion should not be construed as creating any fiduciary duty on our part to any party to the Merger Agreement or any other person.

In connection with our services, and pursuant to that certain Agreement between Ladenburg Thalmann and the Special Independent Committee of Outside Directors of the Board of Directors of Synergx dated December 1, 2009 (the “Ladenburg Thalmann Engagement Agreement”), we have received a retainer and are entitled to the receive the balance of our fee, which is not contingent upon the completion of the Merger, when we notify Synergx that we are prepared to deliver our opinion.  Also, pursuant to the Ladenburg Thalmann Engagement Agreement, Synergx has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.  Ladenburg Thalmann has not previously provided, nor are there any pending agreements to provide, any other services to Synergx.

Under our policies and procedures, a fairness committee did not approve or issue this opinion and was not required to do so.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration to be received by Synergx’s Unaffiliated Stockholders in the Merger is fair, from a financial point of view, to Synergx’s Unaffiliated Stockholders.

Very truly yours,

Ladenburg Thalmann & Co. Inc.

Annex C

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Merger or consolidation to be effected pursuant to § 251 (other than a Merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of Merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a Merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed Merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2) If the Merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPIES-SUBJECT TO COMPLETION, DATED MAY [*], 2010

IF YOU HAVE NOT VOTED BY TELEPHONE, FOLD ALONG THE
PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—Synergx Systems Inc.
Notice of 2010 Special Meeting of Stockholders

Synergx Systems Inc.

Proxy Solicited by Board of Directors for Special Meeting - [•], 2010

By signing on the reverse, you acknowledge that you have received the Notice of Special Meeting of the holders of Common Stock of Synergx Systems Inc. (also known as “Synergx”) and Synergx’s proxy statement for the Special Meeting, you revoke all prior proxies, and you appoint John A. Poserina and Ronald Fetzer, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Special Meeting of the holders of Common Stock of Synergx Systems Inc. to be held on [•], 2010 at 10:00 a.m. at [•] and any adjournments of the meeting, and (2) vote all shares of Synergx Common Stock that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by Synergx, with all the powers you would possess if you were personally present. Neither of the following proposals is conditioned upon the approval of any other proposal.

IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS ON THE REVERSE. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” EACH OF THE PROPOSALS.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE.

(Items to be voted on appear on reverse side)

PRELIMINARY COPIES-SUBJECT TO COMPLETION, DATED MAY [*], 2010

Special Meeting Proxy Card
IF YOU HAVE NOT VOTED BY TELEPHONE, FOLD ALONG THE
PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals

1.
To adopt the Agreement and Plan of Merger, dated as of January 22, 2010, amended as of March 19, 2010, by and among Synergx Systems Inc., Firecom, Inc. and FCI Merger Corp., a wholly-owned subsidiary of Firecom, Inc., as it may be amended from time to time.

	For	Against	Abstain
	☐	☐	☐

2.
To adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger if there are insufficient votes at the time of such adjournment or postponement to adopt the Merger Agreement.

	For	Against	Abstain
	☐	☐	☐

B	Non-Voting Items

Change of Address—Please	Comments—Please print	Meeting Attendance	☐
print your new address below.	your comments below.	Mark the box to the right if

you plan to attend the

Special Meeting

C           Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below.

Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—	Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box
Please print date below

/ /